PART II – INFORMATION REQUIRED IN OFFERING CIRCULAR

An offering statement pursuant to Regulation A relating to these securities has been filed with the Securities and Exchange Commission. Information contained in this Preliminary Offering Circular is subject to completion or amendment. These securities may not be sold nor may offers to buy be accepted before the offering statement filed with the Commission is qualified. This Preliminary Offering Circular shall not constitute an offer to sell or the solicitation of an offer to buy nor may there be any sales of these securities in any state in which such offer, solicitation or sale would be unlawful before registration or qualification under the laws of any such state. We may elect to satisfy our obligation to deliver a Final Offering Circular by sending you a notice within two business days after the completion of our sale to you that contains the URL where the Final Offering Circular or the offering statement in which such Final Offering Circular was filed may be obtained.

PRELIMINARY OFFERING CIRCULAR	, 2018, SUBJECT TO COMPLETION

Common Shares
Representing Limited Liability Company Interests

This Offering Circular relates to the offering and sale of up to        unit-denominated common limited liability company interests, which we refer to as shares, in LunaTrust LLC, which we refer to as LunaTrust, our Company, we, us or our, for an aggregate, maximum gross dollar offering of $50,000,000. The shares will not be offered for cash but in exchange for self-reported genomic and phenotypic data, such as medical, health and health-related data satisfying our requirements, which we refer to as Member Data, as follows:

Member Data Provided	Shares Issued Per Initial File	Estimated Fair Market Value

DNA Targeted Gene Panel	10	$
DNA Genome-Wide Microarray	50
DNA Exome	150
DNA Whole Genome Sequence	200
DNA Tumor Targeted Panel	10
DNA Tumor Microarray	50
DNA Tumor Exome	150
DNA Tumor Whole Genome Sequence	200
DNA Epigenome Panel plus Survey	10
DNA Whole Epigenome plus Survey	20
RNA Genome-Wide Microarray plus Survey	10
RNA Gene Panel plus Survey	20
RNA Whole Transcriptome plus Survey	40
RNA Tumor Microarray	10
RNA Tumor Targeted Gene Panel	20
RNA Tumor Whole Transcriptome	40
Targeted Microbiome plus Survey	10
Whole Microbiome plus Survey	20

Digital Health Record (per month of reports)	5
PDF of Health Record (per year of reports)	2
Electronic Survey (per 10 minutes to complete)	2
Personal Fitness Monitor (per month of data)	2
Clinically Certified Device (per month of data)	10
Nutrition Tracker (per month of data)	2

In the table above, the estimated fair market value is our management’s estimation of the fair value of the corresponding Member Data. Based on these valuations, each share is deemed to have an offering price of $          per share, which we refer to as the Purchase Price.

See “Securities Being Offered—Consideration” for information on the data required to be provided to the Company for each category of Member Data, beginning on page 35.

This Offering is being made pursuant to Tier 2 of Regulation A, promulgated under the Securities Act of 1933, as amended.

The proposed sale will begin as soon as practicable after this Offering Circular has been qualified by the Securities and Exchange Commission, or SEC. This Offering will continue until the earliest of the sale of all shares offered hereby, thirty-six months from the date of this Offering Circular, and the decision by our Manager to terminate the Offering. We are offering the shares directly to the public and no minimum number of shares are required to be sold. No underwriter, broker or dealer is involved in this offering and no underwriting, brokerage or dealer commissions will be paid in connection with this Offering.

We are governed by the terms of our Limited Liability Company Operating Agreement, or our Operating Agreement, and are managed by Luna DNA, Inc., a Delaware public benefit corporation, which we refer to as our Manager, under the terms of a Management Agreement, which we refer to as our Management Agreement. See “Our Management Agreement” beginning on page 45.

Our and our Manager’s principal executive office is located at 415 South Cedros Avenue, Suite 260, Solana Beach, California, 92075, our phone number is (858) 299-4669, and our website is located at www.lunatrust.com.

Our shares are non-transferable, except as may be required by law, and may be subject to automatic or elective redemption in the event of an unauthorized transfer, whether voluntary or by operation of law. See “Our Limited Liability Company Operating Agreement—Redemption Rights” beginning on page 38. No public market currently exists for our shares, and a public market for our shares will not develop, whether on a securities exchange, automated quotation system or otherwise.

Financial returns from the shares is highly speculative and you should not participate in this Offering if you expect a financial return. See “Risk Factors” beginning on page 7.

Generally, no sale may be made to you in this Offering if the aggregate Purchase Price you are deemed to have paid for shares in the form of contribution of Member Data is more than 10% of the greater of your annual income or net worth. Different rules apply to accredited investors and non-natural persons. Before making any representation that your investment does not exceed applicable thresholds, we encourage you to review Rule 251(d)(2)(i)(C) of Regulation A.

THESE SECURITIES ARE OFFERED PURSUANT TO AN EXEMPTION FROM REGISTRATION WITH THE SEC; HOWEVER, THE SEC HAS NOT MADE AN INDEPENDENT DETERMINATION THAT THE SECURITIES OFFERED ARE EXEMPT FROM REGISTRATION. THE SEC DOES NOT PASS UPON THE MERITS OF OR GIVE ITS APPROVAL TO ANY SECURITIES OFFERED OR THE TERMS OF THE OFFERING, NOR DOES IT PASS UPON THE ACCURACY OR COMPLETENESS OF ANY OFFERING CIRCULAR OR OTHER SELLING LITERATURE.

THE SECURITIES OFFERED HAVE NOT BEEN APPROVED OR DISAPPROVED BY ANY STATE REGULATORY AUTHORITY NOR HAS ANY STATE REGULATORY AUTHORITY PASSED UPON OR ENDORSED THE MERITS OF THE OFFERING OR THE ACCURACY OR ADEQUACY OF THIS OFFERING CIRCULAR. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

	Number of Shares	Purchase Price		Underwriting discount and commissions (1)	Proceeds to issuer (2)(3)
Per share	1	$	[___]	N/A	$	[___]
Maximum Offering	[______]		$50,000,000	N/A		$50,000,000

(1)	No underwriter, broker or dealer is involved in this Offering and there will be no underwriting, brokerage or dealer commissions paid in connection with this Offering.

(2)

The amounts shown are deemed proceeds before deducting our offering expenses which may include legal, accounting, printing, due diligence, marketing, consulting, finder’s fees, selling and other costs incurred in this Offering.

(3)	We will receive Member Data instead of cash as consideration for the sale of shares. We have set the Purchase Price of shares for Member Data based on our management’s evaluation of the fair value of each type of Member Data.

The date of this Preliminary Offering Circular is                   , 2018

THIS OFFERING CIRCULAR CONTAINS FORWARD-LOOKING STATEMENTS AND INFORMATION RELATING TO, AMONG OTHER THINGS, OUR COMPANY, OUR BUSINESS PLAN AND STRATEGY, AND OUR INDUSTRY. THESE FORWARD-LOOKING STATEMENTS ARE BASED ON THE BELIEFS OF, ASSUMPTIONS MADE BY, AND INFORMATION CURRENTLY AVAILABLE TO OUR MANAGER. WHEN USED IN THE OFFERING MATERIALS, THE WORDS “ESTIMATE,” “PROJECT,” “BELIEVE,” “ANTICIPATE,” “INTEND,” “EXPECT” AND SIMILAR EXPRESSIONS ARE INTENDED TO IDENTIFY FORWARD-LOOKING STATEMENTS. THESE STATEMENTS REFLECT OUR MANAGER’S CURRENT VIEWS WITH RESPECT TO FUTURE EVENTS AND ARE SUBJECT TO RISKS AND UNCERTAINTIES THAT COULD CAUSE OUR COMPANY’S ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE CONTAINED IN THE FORWARD-LOOKING STATEMENTS. INVESTORS ARE CAUTIONED NOT TO PLACE UNDUE RELIANCE ON THESE FORWARD-LOOKING STATEMENTS, WHICH SPEAK ONLY AS OF THE DATE ON WHICH THEY ARE MADE.

SUMMARY OF INFORMATION IN OFFERING CIRCULAR

As used in this Offering Circular, references to our “Company,” “LunaTrust” “we,” “our”, or “us” refer to LunaTrust LLC, a Delaware limited liability company, unless the context otherwise indicated.

You should carefully read all information in this Offering Circular, including the financial statements and their explanatory notes, prior to making an investment decision.

The Company

Organization:	We were organized under the laws of the State of Delaware on April 23, 2018. Our principal executive office is located at 415 South Cedros Avenue, Suite 260, Solana Beach, California, 92075.

Capitalization:	Our Limited Liability Company Operating Agreement, which we refer to as our Operating Agreement, does not restrict the number of common limited liability company interests, which we refer to as our shares, that we may issue. As of the date of this Offering Circular no shares are issued and outstanding. Our Operating Agreement authorizes our Manager to designate and issue preferred limited liability company interests and other classes and series of equity securities.

Management:	We are managed by Luna DNA, Inc., a Delaware public benefit corporation, which we refer to as our Manager, under the terms of a Management Agreement, which we refer to as our Management Agreement. Our Manager’s principal executive office is located at 415 South Cedros Avenue, Suite 260, Solana Beach, California, 92075.

Our Business

Description of Business:

We seek to build the world’s first and largest human health database of Member Data owned (as described in this Offering Circular) by a community comprised of its members, which we refer to as our Database. Our Database will be comprised of various types of genomic and phenotypic data, such as medical, health and health-related data, as described under “Description of Business – Our Solution” beginning on page 16. Through community participation, we aim to create a dynamic, secure, and longitudinal Database along with a supporting ecosystem geared towards the improvement of human health. By making the Database available to researchers for discovery, with our members’ consent, we aim to facilitate innovations which lead to new treatments, increased actionability, and greater predictive power of genomic information for disease and wellness applications. The personal health impact, societal health benefits, and economic value that can be created through clearer associations between genomics and health outcomes can be realized in myriad ways, including accelerating toward an era of precision medicine and preventative healthcare.

The Offering

Class of Securities Offered:	Unit-denominated common limited liability company interests in LunaTrust LLC, which we refer to as shares.

Number of Shares Offered:	Up to [________] shares.

Purchase Price:

Each share will be offered in exchange for specific types of genomic and phenotypic data which meets our requirements, which we refer to as Member Data, as described under “Securities Being Offered—Consideration” beginning on page 35. We have allocated the number of shares offered for each type and amount of Member Data based on our Manager’s determination of the fair value of the various types of Member Data to equal $[____] per share, which we refer to as the Purchase Price.

Use of Proceeds:	We will not receive cash proceeds from the sale of shares in this Offering. The Member Data will be used to build our Database. See “Use of Proceeds” beginning on page 15 and “Description of Business – Our Solution” beginning on page 16.

Shares Outstanding:	As of the date of this Offering Circular no shares have been issued or are outstanding.

Number of shares after the Offering:	If the Company is successful in selling all [________] shares offered hereby, then after the completion of this Offering there will be [________] shares issued and outstanding.

Termination of the Offering:	This Offering will continue until earliest of the sale of all of the shares offered hereby, thirty-six months from the date of this Offering Circular, or the decision by our Manager to terminate this Offering.

Market for our shares:	Our shares will be non-transferable, except as may be required by law, and will not be listed for trading on any exchange or automated quotation system.

Company Offering:	We are offering the shares directly to the public and no minimum number of shares are required to be sold. No underwriter, broker or dealer is involved in this Offering and there will be no underwriting, brokerage or dealer commissions paid in connection with this Offering.

The Shares

Purchaser Consent:

By purchasing any shares in this Offering, the purchaser is granting us certain rights to his or her Member Data used to purchase those shares pursuant to a Purchaser Consent. See “Purchaser Consent” beginning on page 46 and “Securities Being Offered—Purchaser Consent” beginning on page 35.

Voting Rights:

Our members will not have any voting, consent or management rights relating to the management and operation of our Company, except to appoint a liquidator upon the dissolution of our Company if we do not have a Manager at that time. Our Manager generally may unilaterally amend the Operating Agreement and Management Agreement, in which case the Manager may be required to give our members 30 days advance notice of such a unilateral modification, thereby providing members the opportunity to redeem their shares and withdraw their Purchaser Consent before the effective date of the changes. See “Securities Being Offered—Voting Rights” beginning on page 35.

Dividends and Distributions:	We will generally effect a distribution of accumulated net earnings at least once annually, subject to the availability of funds for such purpose. The Manager may elect not to make an annual distribution if, after payment of all estimated costs to be incurred in effecting the distribution, the dividend would be less than $0.02 per share. In certain circumstances, our Manager may request an advisory vote from our members regarding whether to effect a distribution, including the aforementioned annual distribution. See “Securities Being Offered—Dividends and Distributions” beginning on page 35 and “Risks Related to our Securities—The declaration of distributions is at the discretion of our Manager and is not guaranteed” on page 11.

Redemption Rights:	A member will be allowed to redeem his or her shares at any time, at which point he or she may elect to revoke his or her Purchaser Consent provided in connection with purchase of those shares. Upon certain other events, such as the death of a member, a fraudulent data submission or an invalid data submission, or an attempted or involuntary transfer of shares, we will either automatically redeem the affected shares, or have the option to redeem them. Subject to certain exceptions at the election of a member, including the affirmative election by a member to donate the Member Data to us, if any shares are redeemed, either by a member or by us, our right to use the associated Member Data will be cancelled and the data may be purged or suspended from our Database. See “Our Limited Liability Company Operating Agreement—Redemption Rights” beginning on page 39.

Transfer of shares:	The shares are non-transferable, except as may be required by law.

RISK FACTORS

In evaluating the Company and an investment in any shares, careful consideration should be given to the following risk factors, in addition to the other information included in this Offering Circular. Each of these risk factors could materially adversely affect the Company’s business, operating results or financial condition, as well as adversely affect the distributions available for our shares and their value. The following is a summary of the most significant factors that make the future availability of distributions on the shares, and hence their value, highly speculative. The Company is also subject to many risks to which other companies in its industry, and companies in the United States generally, are exposed, which risks are not described below. These include risks relating to economic downturns, political and economic events, and technological developments. Additionally, early-stage companies are inherently riskier than more developed companies. You should consider general risks as well as specific risks when deciding whether to invest.

Risks Related to the Company

If our efforts to attract and retain members are not successful, our number of members and the amount of Member Data in our Database could fail to grow or decline and our potential to earn revenues may be materially affected.

We will be dependent on medical or research organizations to pay us for data discovery activities involving the Database. We must attract members to grow the Database and make it attractive to these third parties. If the public does not perceive our mission or our services to be reliable, valuable or of high quality, we may not be able to attract or retain members and create a viable Database, and our ability to earn revenues could be materially adversely affected.

Privacy concerns relating to our Database could damage our reputation and deter current and potential members from contributing additional Member Data to the Database. If our security measures are breached resulting in the improper use and disclosure of Member Data, our Database may be perceived as not being secure, users and customers may curtail or stop using the Database, and we may incur significant legal and financial exposure.

Concerns about our practices with regard to the collection, use, disclosure, or security of Member Data or other privacy related matters, even if unfounded, could damage our reputation and adversely affect our operating results.

Our services will involve the storage and transmission of Member Data, and theft and security breaches expose us to a risk of loss of this information, improper use and disclosure of such information, litigation, and potential liability. Any systems failure or compromise of our security that results in the release of Member Data, or in our or our users’ ability to access such data, could seriously harm our reputation and brand and, therefore, our business, and impair our ability to attract and retain members. Additionally, if your Member Data is somehow made public or made available through a security breach, it may be used to identify you and identify relatives. We will use all reasonable technical, physical, and administrative controls to protect member personal information and Member Data from unauthorized access or disclosure and to ensure the appropriate use of this information. We also will require any partners that we work with to have similar controls. Further, we will disaggregate all genomic and phenotypic Member Data from member identifying information (such as name, address, and Social Security Number) from one another to decrease the likelihood that a breach would compromise a member’s identity.

We may experience cyber attacks of varying degrees. Our security measures may also be breached due to employee error, malfeasance, system errors or vulnerabilities, including vulnerabilities of our vendors, suppliers, their products, or otherwise. Such breach or unauthorized access, increased government surveillance, or attempts by outside parties to fraudulently induce employees, users, or customers to disclose sensitive information in order to gain access to Member Data could result in significant legal and financial exposure, damage to our reputation, and a loss of confidence in the security of the Database that could potentially have an adverse effect on our business. Because the techniques used to obtain unauthorized access, disable or degrade service, or sabotage systems change frequently, become more sophisticated, and often are not recognized until launched against a target, we may be unable to anticipate these techniques or to implement adequate preventative measures. Additionally, cyber attacks could also compromise trade secrets and other sensitive information and result in such information being disclosed to others and becoming less valuable, which could negatively affect our business. If an actual or perceived breach of our security occurs, the market perception of the effectiveness of our security measures could be harmed and we could lose members and customers.

If we cease to continue as a going concern, due to lack of funding or otherwise, you may lose your entire investment in the company.

Our financial statements have been prepared on a going concern basis. Our Company has no plans to raise capital to fund its operations, and we are therefore dependent on our Manager for all organizational expenses and presently dependent on our Manager for all operational expenses. To date, we have had no expenses, as our Manager is obligated to cover our expenses until March 30, 2020 pursuant to our Operating Agreement. In the future, we will be obligated to promptly reimburse our Manager for all our expenses advanced by our Manager, in accordance with our Management Agreement. Our dependence on our Manager for funding of these expenses raises substantial doubt about our ability to continue as a going concern.

Our Manager’s capacity to fund all of our organizational expenses and to fund our operational expenses and the development expenses through the time when we generate significant revenues from operations is dependent on our Manager’s existing cash resources and its ability to obtain additional capital financing from investors sufficient to meet our needs and the needs of our Manager’s other operations. Our Manager presently intends to seek a combination of equity capital and convertible debt capital from outside investors, but it presently has no financing commitments. Our Manager believes that it will be able to raise capital that, combined with its existing cash resources, will be sufficient to fund all of our organizational expenses and to fund our operational expenses and the development expenses through the time when we generate significant revenues, at which time our revenues may be used to pay both our operational expenses and the management fee to our Manager (which management fee may then fund further development expenses). However, there can be no assurance that our Manager will be successful in its fundraising efforts. If our Manager is not successful in its intended fundraising efforts, our Manager may be required to delay various planned expenditures for development and marketing of our Database, which delays could materially adversely delay generation of revenues and potentially jeopardize our ability to continue as a going concern.

Our success depends on the growth of markets for analysis of genomic information.

We are currently targeting customers for data discovery activities involving our Database, including academic and government research institutions and pharmaceutical and other life science companies. Our customers may use de-identified information from our Database for research and for a wide variety of diagnostic and discovery applications. These markets are new and emerging, and they may not develop or reach their full potential as quickly as we anticipate. The development of the market for genomic information and the success of our Database depends in part on the following factors:

●	demand by researchers for genomic and phenotypic information;

●	the usefulness of genomic and phenotypic information in identifying or treating disease;

●	the ability of our customers to successfully analyze the genomic and phenotypic information we provide;

●	the ability of researchers to convert genomic and phenotypic information into medically valuable information; and

●	the development of software tools to efficiently search, correlate and manage genomic and phenotypic data.

In addition, factors affecting research and development spending generally, such as changes in the regulatory environment affecting pharmaceutical and other life science companies and changes in government programs that provide funding to companies and research institutions, could harm our business. If our target markets do not develop in a timely manner, demand for our service may grow at a slower rate than we expect, or may fall, and we may not generate cash for distributions to members.

Our business is subject to complex and evolving U.S. and foreign laws and regulations regarding privacy, data protection, content, competition, consumer protection, and other matters. Many of these laws and regulations are subject to change and uncertain interpretation, and could result in claims, changes to our business practices, monetary penalties, increased cost of operations, or declines in user growth or engagement, or otherwise harm our business.

We are subject to a variety of laws and regulations in the United States and abroad that involve matters central to our business, such as privacy, data protection and personal information, rights of publicity, content, intellectual property, advertising, marketing, distribution, data security, data retention and deletion, electronic contracts and other communications, competition, protection of minors, consumer protection, taxation and securities law compliance. Expansion of our activities in certain jurisdictions, or other actions that we may take, may subject us to additional laws, regulations, or other government scrutiny. In addition, foreign data protection, privacy, content, competition, and other laws and regulations can impose different obligations or be more restrictive than those in the United States.

These U.S. federal and state and foreign laws and regulations, which in some cases can be enforced by private parties in addition to government authorities, are constantly evolving and can be subject to significant change. As a result, the application, interpretation, and enforcement of these laws and regulations are often uncertain, particularly in the newer industry in which we operate, and may be interpreted and applied inconsistently from country to country and inconsistently with our current policies and practices.

These laws and regulations, as well as any associated inquiries or investigations or any other government actions, may be costly to comply with and may delay or impede our international growth, result in negative publicity, increase our operating costs, require significant management time and attention, and subject us to remedies that may harm our business.

Our current lack of geographic diversity exposes us to risk.

Our operations are currently geographically limited to the United States and we are currently only accepting members who are resident in the United States. As a result of this geographical concentration, our Database may lack data diversification desired by our customers. We plan to expand our operations and member admissions internationally in order to increase the diversity of our Database, and if and when we do, such expansion would subject us to additional laws and regulations, such as data privacy, health and securities laws and regulations, place increased responsibilities on our Manager, divert resources from other operations and expose us to new risks of foreign operations.

We will depend upon third parties to generate Member Data who may become our direct competitors if they determine that they could create an ecosystem that competes with our Database.

Our ability to grow the Database depends on our ability to convince our members to provide us with Member Data. Many types of Member Data must be generated by third parties, who provide it to potential members who then submit it to us. We will therefore depend on these third parties to provide consistent and reliable Member Data. These third parties could increase the costs to obtain Member Data or seek to interfere with potential members’ ability to provide the Member Data to us. Additionally, some of these third parties are, or could become, our direct competitors, if they determine that they could create an ecosystem to compete with our Database.

If we experience excessive rates of member attrition, our ability to attract customers or to enable genomic discovery could fail.

Members may elect to revoke consent to our use of some or all of their Member Data at any time. We must continually add new members both to replace members who choose to revoke their consent and to increase our member base. Members may choose to revoke their consents for many reasons. If members are concerned about privacy and security and do not perceive our services to be reliable, if we fail to keep members engaged and interested in our mission and purpose, if we fail to generate sufficient cash to make distributions to members, or if we simply lose our members’ attention, we could fail to populate the Database with sufficient Member Data and our ability to earn revenues may be materially affected.

Unfavorable media coverage could negatively affect our business.

Unfavorable publicity regarding, for example, our privacy practices, terms of service, regulatory activity, the actions of third parties, the use of our products or services for illicit, objectionable, or illegal ends or the actions of other companies that provide similar services to us, could adversely affect our reputation. Such negative publicity also could have an adverse effect on the size, engagement, and loyalty of our member base and result in member attrition and decreased revenue, which could adversely affect our business and financial results.

Because the market for genomic information is relatively new and rapidly evolving, we may become subject to additional future governmental regulation, which may place additional cost and time burdens on our operations.

We are subject, both directly and indirectly, to the adverse impact of existing and potential future government regulation of our operations and markets. The life sciences and pharmaceutical industries, which are significant target markets for our services, have historically been heavily regulated. There are comprehensive federal and state laws regarding matters such as the privacy of patient information and research in genetic engineering.

Legislative bodies or regulatory authorities may extend existing or adopt additional laws and regulations that adversely affect our market opportunities or services. Regulatory approval processes may be expensive, time-consuming and uncertain, and our failure to obtain or comply with these approvals or clearances could harm our business, financial condition or operating results.

We may face competition from a number of different sources, and our failure to compete effectively could materially impact our revenues, results of operations and financial condition.

We face competition in our business from a variety of organizations. If we fail to meet our members’ expectations, we could fail to retain existing or attract new members, either of which could harm our business and results of operations.

We expect our competition to grow via the emergence of new participants in our market. Our future competitors may include other genomics-focused businesses, governments, not-for-profit entities and other entities. Our competitors may have greater resources, more well-established brand recognition or more sophisticated technologies than we do.

To compete effectively, we may need to expend significant resources on data acquisition, technology, marketing and advertising. If we do not compete effectively, our ability to retain and expand our Database, and our revenues, results of operations and financial condition, could be materially adversely affected.

Challenges in acquiring Member Data could materially adversely affect our ability to retain and expand our Database, and therefore could materially affect our business, financial condition and results of operations.

In order to expand our Database, we must continue to expend resources to make the submission of Member Data as user-friendly as possible. We, and our members, may face legal, logistical, cultural and commercial challenges in procuring Member Data. Relevant records may be widely dispersed and difficult or costly for our members to obtain. Once obtained, the process for submission, validation and exchange for shares may be perceived as too cumbersome and discourage potential members from submission. We may need to expend significant resources on user interfaces for evolving platforms, such as mobile devices. Inconveniences to our members or potential members at any stage of the process may materially challenge our growth.

Our failure to attract, integrate and retain highly qualified key personnel could harm our business.

To execute our growth plan, our Manager must attract and retain highly-qualified personnel. Competition for employees with appropriate qualifications is intense, and our Manager may not be successful in attracting and retaining qualified personnel. Our competitors may have greater resources than our Manager has. Our unique business structure may make it more difficult for our Manager to attract and incentivize top talent. If our Manager fails to attract new personnel, or fails to retain and motivate its current personnel, our business and future growth prospects could be materially adversely affected.

We depend on the continued service and performance of our key personnel of our Manager. The loss of key personnel, including key members of our Manager’s management team, as well as certain key marketing, product development or technology personnel, could disrupt our operations and have a material adverse effect on our ability to operate or grow our business.

Any continued service outages or a significant disruption in service on our websites or in our Database could damage our reputation and result in a loss of Members, which would harm our business and operating results.

Our brand, reputation and ability to attract, retain and serve our members depends upon the reliable performance of our Database, websites, network infrastructure and content delivery processes. Interruptions in these systems, whether due to system failures, computer viruses or physical or electronic break-ins, could affect the security or availability of our Database and websites and prevent our members and customers from accessing our data and using our services. Problems with the reliability or security of our systems may harm our reputation and cause members to revoke consent to our use of their Member Data, and the cost of remedying these problems could negatively affect our business, financial condition and results of operations.

Expenses or liabilities resulting from litigation could materially adversely affect our results of operations and financial condition.

We may become party to various legal proceedings and other claims that arise in the ordinary course of business or otherwise in the future. Such matters are subject to many uncertainties and outcomes are not predictable. In addition, any such claims or litigation may be time-consuming and costly, divert management resources, require us to change our products and services, require us to accept returns of software products, require us to redeem shares of members, or have other adverse effects on our business. If one or more of these legal matters resulted in an adverse monetary judgment against us, such a judgment could have a material adverse effect on our results of operations and financial condition.

If we are unable to manage our marketing and advertising expenses, it could materially harm our results of operations and growth.

We plan to rely in part on our marketing and advertising efforts to attract new members. Our future growth and profitability, as well as the maintenance and enhancement of our brand, will depend in large part on the effectiveness and efficiency of our marketing and advertising strategies and expenditures. If we are unable to maintain our marketing and advertising channels on cost-effective terms, our marketing and advertising expenses could increase substantially, and our business, financial condition and results of operations may suffer. In addition, we may be required to incur significantly higher marketing and advertising expenses than we currently anticipate if excessive numbers of members revoke consent for our use of their Member Data.

Risks Related to Intellectual Property

We have a non-exclusive license to the Database IP. Our Manager may grant additional non-exclusive licenses to third parties.

Our Manager may make, use, offer to sell, or sell the intellectual property that powers our database, or the Database IP, without our consent and without accounting to us. We cannot assure that our Manager will not grant additional licenses in the future to third parties, including potential direct competitors to our business. Any such licenses may enable third parties to develop and market products competitive with ours, provided that they do not infringe our other intellectual property rights, which could materially adversely affect our revenue, financial condition and results of operations.

If our intellectual property and technologies are not adequately protected to prevent use or appropriation by our competitors, the value of our brand and other intangible assets may be diminished, and our business may be materially affected.

Our future success and competitive position depend in part on our ability to protect our proprietary technologies and intellectual property. At the present time, all of our intellectual property is owned by our Manager and licensed to us. Our Manager relies and expects to continue to rely on a combination of confidentiality and license agreements with its employees, consultants and third parties with whom it has relationships, as well as on the protections afforded by trademark, copyright, patent and trade secret law, to protect its and our proprietary technologies and intellectual property. Because certain of the trademarks we use contain words or terms that have a common usage, our Manager may have difficulty registering them in certain jurisdictions.

There can be no assurance that the steps we or our Manager take will be adequate to protect our technologies and intellectual property, that patent and trademark applications will lead to issued patents and registered trademarks in all instances, that others will not develop or patent similar or superior technologies, products or services, or that the patents, trademarks and other intellectual property we use do not infringe or misappropriate others’ rights or will not be challenged, invalidated or circumvented by others. Furthermore, the intellectual property laws of other countries from which our websites may be accessed may not protect our products and intellectual property rights to the same extent as the laws of the United States.

In addition, third parties may knowingly or unknowingly infringe our patents, trademarks and other intellectual property, and litigation may be necessary to protect and enforce our intellectual property rights. We are dependent on our Manager to commence litigation. Our Manager has no obligation to do so, and we currently have no agreement with our Manager with respect to the allocation of costs for litigation to protect intellectual property we use. Any intellectual property litigation could be very costly and could divert management attention and resources. If the protection of our technologies and intellectual property is inadequate to prevent use or appropriation by third parties, the value of our brand and other intangible assets may be diminished and competitors may be able to mimic our services and methods of operations more effectively. Any of these events would have a material adverse effect on our business, financial condition and results of operations.

We also expect that the more successful we are, the more likely it will become that competitors will try to develop products that are similar to ours, which may infringe on our proprietary rights. It may also be more likely that competitors will claim that our products and services infringe on their proprietary rights. If we or our Manager is unable to protect our proprietary rights or if third parties independently develop or gain access to our or similar technologies, our business, revenues, reputation and competitive position could be harmed.

Confidentiality agreements with employees and others may not adequately prevent disclosure of trade secrets and other proprietary information. Failure to protect our proprietary information could make it easier for third parties to compete with our products and harm our business.

In order to protect our proprietary technologies and processes, our Manager will rely in part on security measures, as well as confidentiality agreements with its and our employees, licensees, independent contractors and other advisors. These measures and agreements may not effectively prevent disclosure of confidential information, including trade secrets, and may not provide an adequate remedy in the event of unauthorized use or disclosure of confidential information. We or our Manager could lose future trade secret protection if any unauthorized disclosure of trade secrets occurs. In addition, others may independently discover our confidential and proprietary know-how or technologies, and in such cases, neither we nor our Manager could assert any trade secret claims against them. Laws regarding trade secret rights in certain markets in which we operate may afford little or no protection to our trade secrets. The loss of trade secret protection could make it easier for third parties to compete with our products by copying functionality. In addition, any changes in or unexpected interpretations of the trade secret and other intellectual property laws in any country in which we operate may compromise our or our Manager’s ability to enforce our trade secret and intellectual property rights. Costly and time-consuming litigation could be necessary to enforce and determine the scope of our proprietary rights. Depending on the nature of the trade secret, we may be dependent on our Manager to bring any such litigation. Our Manager has no obligation to do so, and we currently have no agreement with our Manager with respect to the allocation of costs for litigation to protect trade secrets that our Manager licenses to us. Failure to obtain or maintain trade secret protection could materially affect our business, revenues, reputation and competitive position.

Intellectual property claims against us could be costly and result in the loss of significant rights related to, among other things, our websites, content indexes, and marketing and advertising activities.

Trademark, copyright, patent and other intellectual property rights are important to us and other companies. Our intellectual property rights extend to our technologies, business processes and the content on our websites and social media accounts. We currently license the technology that enables our Database and the software that powers our website from our Manager. We also use intellectual property licensed from third parties in merchandising our products and marketing and advertising our services. From time to time, third parties may allege that we have violated their intellectual property rights. Our Manager is obligated to indemnify us for claims of infringement based on the technology that enables our Database and the software that powers our website, subject to various exceptions, but our Manager is not obligated to indemnify us for claims of infringement based on other intellectual property licensed from it, including trademarks, trade dress, logos, internet domain names, and images, text, multimedia and associated consent on our website and social media accounts which our Manager created or may create for us. If there is a valid claim against us for infringement, misappropriation, misuse or other violation of third-party intellectual property rights, and we or our Manager is unable to obtain sufficient rights or develop non-infringing intellectual property or otherwise alter our business practices on a timely basis, our business and competitive position may be materially adversely affected.

Many companies are devoting significant resources to obtaining patents that could affect many aspects of our business. There are numerous patents that broadly claim means and methods of conducting business on the Internet. We have not exhaustively searched patents relevant to our technologies and business. If we are forced to defend ourselves or our Manager against intellectual property infringement claims, we will be reliant upon our Manger to do so, and whether the claims are made with or without merit or are determined in our favor, we may face costly litigation, diversion of technical and management personnel, limitations on our ability to use our current websites or the Database or inability to market or provide our products or services. As a result of any such dispute, we or our Manager may have to develop non-infringing technology, pay damages, enter into royalty or licensing agreements, cease providing certain products or services, adjust our merchandizing or marketing and advertising activities or take other actions detrimental to our business to resolve the claims. These actions, if required, may be costly or unavailable on terms acceptable to us. In addition, co-branding, distribution and other partnering agreements may require us to indemnify our partners for third-party intellectual property infringement claims, which could increase the cost to us of an adverse ruling in such an action.

In addition, as a publisher of online content, we face potential liability for negligence, copyright, patent or trademark infringement or other claims based on the nature and content of data and materials that we publish or distribute. These claims could arise with respect to both institutional and user-generated content. Litigation to defend these claims could be costly and any other liabilities we incur in connection with the claims may have a material adverse effect on our business, financial condition and results of operations.

Risks Related to Our Securities

You should not rely on the Purchase Price as being an accurate measure of the current value of our shares.

Our Manager has determined the offering price per share, or the Purchase Price, to be $[        ]. Our Manager’s objective in determining the Purchase Price was to arrive at a value, based on the most recent data available, that it believed was reasonable based on methodologies that it deemed appropriate.

As with any valuation method, the methods used to determine the Purchase Price were based upon a number of assumptions, estimates and judgments that may not be accurate or complete. The Purchase Price is not a representation or indication that, among other things: a stockholder would ultimately realize distributions per share with a discounted cash value equal to the Purchase Price, whether from cash flows or upon a hypothetical sale of our company (which is not anticipated) to a third party; or a third party would offer the Purchase Price per share for rights similar to those given to the Company via a member’s Purchaser Consent.

There is no trading market for our shares and our shares are non-transferable.

There is no trading market for our shares and our shares are non-transferable, except as required by law. Members have no control over the distributions they may receive upon their shares and no means other than such distributions to realize income for their shares.

The declaration of distributions is at the discretion of our Manager and is not guaranteed.

Our intention is to effect a distribution of accumulated net earnings at least once annually, subject to the availability of funds for such purpose. The Manager may elect not to make an annual distribution if, after accounting for the estimated costs to be incurred in making the distribution, the distribution would be less than $0.02 per share. We may not be profitable, and funds may not be available for distribution, for an undetermined period of time. The declaration of any distribution is at the discretion of our Manager and is not guaranteed. The amount of distribution, if any, will depend upon our results of operations and financial condition and other factors.

You have limited voting rights and our Manager has broad authority to change the terms of our Operating Agreement or the Management Agreement.

Our members will not have any voting, consent or management rights relating to the management and operation of our Company, except to appoint a liquidator upon the dissolution of our Company if we do not have a Manager at that time. Our Manager generally may unilaterally amend the Operating Agreement or the Management Agreement (including the Database IP license terms contained therein). The Manager is generally, but not always, required to provide our members 30 days advance notice of such a unilateral modification, thereby providing members the opportunity to redeem their shares and withdraw their Purchaser Consent before the effective date of those changes. See “Our Limited Liability Company Operating Agreement—Unilateral Modification” beginning on page 39 and “Our Management Agreement— Amendment, Modification, or Waiver” beginning on page 44.

Risks Related to Our Relationship with Our Manager

We are dependent on our Manager for all aspects of our business.

We are managed by our Manager pursuant to the terms of our Limited Liability Company Operating Agreement and the Management Agreement between us and our Manager. We do not have any officers or directors of our own and our members will have no voting rights with respect to the officers and directors of our Manager or the supervision of our Manager’s management of our Company. With only limited exceptions, our Manager has the complete discretion to operate our business as it sees fit.

Until such time as we generate sufficient revenues to cover our operating costs, we will be completely dependent on our Manager for operating costs. We are also dependent on our Manager for the development, maintenance and improvement of our Database IP, website, social media accounts and other assets.

Any failure of our Manager to fund our operations pending generation of revenues sufficient to offset our operating costs, to develop, maintain and improve our Database effectively, or to run and grow our business effectively will have a material adverse effect on the timing and amount of distributions available to members.

Our Manager may have conflicts of interest with us and has limited duties to us and our members; our Manager may favor its own interests to the detriment of us and our members.

The directors and officers of our Manager have a fiduciary duty to manage our Manager in a manner that is beneficial to its owners, subject to the public benefit stated in our Manager’s certificate of incorporation. Conflicts of interest may arise between our Manager, on the one hand, and us and our members, on the other hand. In resolving these conflicts of interest, our Manager may favor its own interests over our interests and the interests of our members. See “Interest of Management and Others in Certain Transactions and Conflicts of Interest—Conflicts of Interest” beginning on page 33 and “Our Limited Liability Company Operating Agreements—Fiduciary Duties” beginning on page 39.

Our Operating Agreement eliminates our Manager’s fiduciary duties to our members.

Our Operating Agreement contains provisions that eliminate, to the fullest extent permitted, the fiduciary duties our Manager owes members under Delaware law. For example, our Operating Agreement permits our Manager to make a number of decisions, in its individual capacity, as opposed to in its capacity as our Manager, or otherwise, free of fiduciary duties to us and our members other than the implied contractual covenant of good faith and fair dealing. This entitles our Manager to consider only the interests and factors that it desires, and it has no duty or obligation to give any consideration to any interest of, or factors affecting, us or our members. See “Our Limited Liability Company Operating Agreements—Fiduciary Duties” beginning on page 39.

Our Manager’s lack of fiduciary duties to us or our members applies to all aspects of our Company and our operations, including our Manager’s right to effect unilateral modifications to our Operating Agreement and Management Agreement. See “Our Limited Liability Company Operating Agreement—Unilateral Modification” beginning on page 39 and “Our Management Agreement— Amendment, Modification, or Waiver” beginning on page 45.

Our members have no right to remove our Manager.

Unlike the holders of common stock in a corporation, members have extremely limited voting rights on matters affecting our business. Our Members have no right to remove our Manager or to supervise our Manager’s decisions, and will therefore generally have limited say in matters affecting our operations.

We must indemnify our Manager and its officers, directors and employees, to the fullest extent permitted by law, against liabilities, costs and expenses incurred by our Manager or these other persons.

We must indemnify our Manager and its officers, directors and employees, to the fullest extent permitted by law, against liabilities, costs and expenses incurred by our Manager or these other persons in connection with managing our Company. We must provide this indemnification unless there has been a final and non-appealable judgment by a court of competent jurisdiction determining that these persons acted in bad faith or engaged in fraud or willful misconduct in connection with the claim brought against them. Thus, we may be obligated to indemnify our Manager for its negligent and self-interested acts.

PLAN OF DISTRIBUTION

This is our initial public offering. We are offering up to $50,000,000 of unit-denominated common limited liability company interests in our Company, which we refer to as shares.

We are offering the shares directly, without an underwriter or placement agent, and on a continuous basis. We do not have to sell any minimum amount of shares in order to accept your Member Data. We cannot assure you that all shares we are offering will be sold. We have not made any arrangement to place any Member Data in an escrow, trust, or similar account. The shares will not be listed on any securities exchange or automated quotation system, there will not be any public trading market for the shares, and the shares are non-transferable, except as may be required by law. We have the right to reject any Member Data, in whole or in part, for any reason. The intended methods of offer include; website promotion, digital and other advertising, collaborations with third parties, email, telephone, direct mail solicitations and personal contacts. Shares must be purchased directly from us by completing the applicable purchase documentation and delivering such documentation together with the requisite Member Data to us through our website or other designated portal.

No underwriter, broker or dealer is involved in this Offering and there will be no underwriting, brokerage or dealer commissions paid in connection with this Offering. If an underwriter is later selected to assist in this Offering, we will be required to amend this Offering Circular to include the disclosures required regarding engaging an underwriter to assist in this Offering. Although we are not using a selling agent or finder in connection with this Offering, we will use a website as an online portal and information management tool in connection with this Offering, which can be accessed at https://www.lunatrust.com.

As noted above, we may collaborate with third parties to offer opportunities for individuals to participate in this Offering. For example, we may collaborate with orphan disease foundations or organizations representing populations that have historically been underrepresented in DNA databases to encourage Database participation. In no case will any such third parties receive any compensation tied directly or indirectly to persons joining the Database through these collaborations.

This Offering Circular will be furnished to prospective investors upon their request via electronic PDF format and will be available for viewing and download 24 hours per day, seven days per week on our website, subject to planned or unplanned interruptions of website access, as well as on the SEC’s website at www.sec.gov.

In addition to this Offering Circular, subject to the limitations imposed by applicable securities laws, we expect to use additional advertising, sales and other promotional materials in connection with this Offering. These materials may include information relating to our Company and our business, this Offering or public advertisements and audio-visual materials, in each case only as authorized by us. Although these materials will not contain information in conflict with the information provided by this Offering Circular and will be prepared with a view to presenting a balanced discussion of risk and reward with respect to an investment in the shares, these materials will not give a complete understanding of this Offering, our Company or the shares and are not to be considered part of this Offering Circular. This Offering is made only by means of this Offering Circular and prospective investors must read and rely on the information provided in this Offering Circular in connection with their decision to invest in the shares. All investors will be furnished with a current Offering Circular before or at the time of any written offers.

USE OF PROCEEDS

We are offering the shares in exchange for Member Data, which we will use to populate our Database. None of the proceeds will be used to compensate or otherwise make payments to the officers or directors of our Manager or of our or our Manager’s subsidiaries. We do not have any assets or operating history and our Manager has provided and will continue to provide our start-up operational funding. After populating the Database, we anticipate earning revenues by providing researchers with anonymized Member Data information regarding members of our Database who match the researcher’s search parameters and through license fees, royalties and other payment streams derived from intellectual property acquired through collaborations with third parties with respect to Member Data. We may also receive compensation from researchers for identifying potential members for targeted research. See below under “Description of Business—Our Solution” beginning on page 16.

DESCRIPTION OF BUSINESS

Our Company

We seek to build the world’s first and largest human health database of Member Data, which we refer to as the Database, that is owned by a community comprised of its members. Our Database will be comprised of various types of genomic and phenotypic data, such as various medical, health and health-related data, as described under “Database” below. Through community participation, we aim to create a dynamic, secure, and longitudinal Database along with a supporting ecosystem geared towards the improvement of human health. By making the Database available, with our members’ consent, to researchers, we aim to facilitate discoveries which lead to new treatments, increased actionability, and greater predictive power of genomic information for disease and wellness applications. The personal health impact, societal health benefits, and economic value that can be created through clearer associations between genomics and health outcomes can be realized in a myriad of ways, including accelerating toward an era of precision medicine and preventative healthcare.

Genomics Opportunity

The application of genomics is relevant at many points during an individual’s life (see Figure 1). We envision a future where everyone’s genomic information is individually owned and referenced at many stages of life—from planning a baby, to determining the medication that is best suited to the individual’s unique biology, through managing disease and maximizing wellness. Scientific and medical research has made clear that the information encoded in our genome will be able to help individuals—as patients and personal health advocates—understand inherent health strengths and provide insights into possible health risk factors, equipping individuals and their health practitioners to approach preventative healthcare strategies and lifestyle decisions more informatively. Genomic data can also provide an assessment on the impact of lifestyle on an individual’s biology.

Figure 1. Timeline of Sequencing Applications in Medicine from Pre-Womb to Tomb

Despite advances in genomics technology that make genome sequencing more accessible than ever from a cost perspective (see Figure 2), modern science, research and medicine are still far from broad and lifelong adoption of genomic information for many reasons, including information complexity, reimbursement of genomics by payers, and lack of common frameworks around data interpretation, usage, and management. One of the most powerful challenges to the genomics trajectory and impact opportunity, especially in the healthcare system, is that genomic information is largely regarded as not actionable or predictive enough due to limited scientific research. To unlock the power of the genome and its potential for discovery, science, research, and medicine, we must create a new platform for research.

Genomics data is now plentiful, as described in “Leveraging Intersecting Trends” below. The true issue is data aggregation and organization to enable discovery, which is why we are creating the Database.

Figure 2. Cost per ‘draft’ whole human genome sequence, National Human Genome Research Institute

Unlocking the Potential for Discovery

The Database aims to address four primary issues that have hindered genomics research:

1.	The scale and scope of discovery datasets have been insufficient for discovery and broad applicability of discoveries to the widest population. Researchers require more samples, more data types (DNA, phenotype, health history, lifestyle, environment, nutrition), and greater diversity (gender, ethnicity, age, socioeconomic).

2.	The data in databases have lacked a harmonized structure; they cannot be aggregated for calibrated and reproducible discoveries.

3.	Data is siloed and will likely remain isolated, despite calls to share data. Most institutional incentives and business models are to retain data because that’s what their business or laboratory was established to do and what their members and stakeholders expect them to do; moreover, in many instances, consent was not granted from the individual to release their data for research.

4.	People have been treated as specimen sources and not holders of tremendous value for medical research. Genomic research has been disease-centric as opposed to being people-centric. People care about their holistic health, which includes both prevention (to maximize wellness) and treatment (during sickness). The current health industry only rewards disease treatments. We believe that people hold valuable health information and should be treated as research partners and recognized and rewarded for their contributions to our mission.

People-Centric Model

When enabled, we feel that individuals will seek involvement as research partners with the opportunity to fight disease, especially if they are managing a chronic condition. In addition to the need to accelerate our understanding and treatments of common complex disease, approximately 7,000 different types of rare disease and disorders afflict 30 million people in the United States that remain a mystery. Similar to the United States, Europe has approximately 30 million people living with rare diseases, and an estimated 350 million people worldwide suffer from rare diseases. Healthy people also bring tremendous research value, not only as controls in disease study, but also as study subjects to understand how they have avoided disease.

We are aiming to unlock the power of the genome by unlocking the potential for discovery with the largest aggregation of genomic and health data ever assembled. By engaging individuals proactively and responsibly, our goal is to facilitate purpose-driven deep engagement that will lead to an information-rich, active, and longitudinal data community. Through a silo-free, people-centered effort, we aim to achieve the scale and scope to enable research for a wide range of diseases, both common and rare, as well as increase our understanding of healthy states. We believe a flexible platform of magnitude architected with smart contract capability and technical extensibility to ingest data associated with new monitors of health states (e.g., wearables) will have the statistical power to reveal the genomic underpinnings of many diseases and also to detect associations between nutritional, environmental, or other exposures to health outcomes.

Market Background

The Genomics Era

On June 26, 2000, in the East Wing of the White House, United States President William J. Clinton and British Prime Minister Tony Blair announced the successful completion of the first whole human genome sequence. This groundbreaking scientific achievement, called the Human Genome Project, encompassed over 10 years and cost $2.7 billion to complete. Sequencing a human genome heralded a new era for understanding and treating human disease based on the fundamental building blocks of life – DNA. With the sequence of the human genome in hand, the next step was to identify the genetic variants that increase the risk for common diseases like cancer and diabetes. The vision was that if the underpinnings of disease could be decoded, then precision or personalized medicine would be possible.

The State of Genomic Discovery

Genomics is the study of the function and the evolution of genomes. In humans, this typically refers to the 23 pairs of chromosomes and mitochondrial DNA that make up the full complement of DNA present in every cell. Many hereditary diseases, such as Huntington’s Disease, as well as other conditions, can be traced back to specific gene mutations observable in the DNA code. To date, genomic research studies have identified genetic causes of hundreds of traits and diseases, including breast cancer, high cholesterol, rheumatoid arthritis, schizophrenia, height, atrial fibrillation, and responses to various medications. These studies not only provide diagnostic value for families and individuals but, moreover, provide meaningful insights into gene function and disease mechanisms that enable better drug design and targeted treatments.

During the last decade, genome-wide association studies (GWAS) that utilize common variants in our genome, instead of analyzing the whole genome, have emerged as the primary method of discovering genetic variants associated with complex traits and disease. The GWAS approach was utilized primarily due to economics. The measurement of hundreds of thousands of common variants in our genome was greater than one-thousand times less costly than acquiring 3.3 billion bases in whole genome sequencing studies. Unlike traditional linkage mapping approaches, which are based on analyzing patterns of disease inheritance in families, GWAS is based on the observation that common polymorphic genetic markers that are close to a causative disease allele are often statistically associated with disease status in large cohorts of unrelated individuals.

A major strength of GWAS is its ability to locate causative genetic variants with fine-scale resolution. However, GWAS requires obtaining and analyzing data from large numbers of samples. In many cases, data from tens of thousands of individuals are required to achieve adequate statistical power.

Although GWAS studies have successfully identified thousands of common genomic variants that contribute to diseases, each variant rarely accounts for more than a small fraction of disease causation. The full genome, including rare genomic variants detected through direct DNA sequencing, the microbiome, the epigenome, and other environmental factors are together thought to explain the vast majority of disease impacting human health. Detailed genome sequencing of millions of individuals will be required to fully understand genetic contributions to disease and health. While large amounts of genomic and other data are freely available from public databases such as the National Center for Biotechnology Information (NCBI), in general, such data have been of little interest to the pharmaceutical industry due to the high variation in data quality and standards of data encoding. To meet these criteria, pharmaceutical companies typically rely on data collected in-house.

In summary, the causes of many genetic diseases remain stubbornly hidden despite advances in technology to read whole genomes of individuals cost-effectively. We envision that the scope, scale, and harmonized data architecture of the Database will help reveal genotype-phenotype associations that otherwise could not be found due to lack of statistical power and/or data interoperability.

Precision Medicine

Precision medicine proposes to invert the healthcare framework by recognizing that each patient is biologically unique. Rather than clinical trials to determine whether a therapy is safe and effective for most of the population before it is available to all of the population, personalized medicine applies technology to big data to investigate whether therapies will be effective for that specific patient and, equally important, if it will not be effective and potentially harmful for that patient.

This distinction is important because diseases are unique to the individual. Diseases manifest and progress differently in different people, and treatments that are effective for one person may fail altogether for another. The promise of precision medicine is that patients will respond to targeted therapies and avoid the all too common, ineffective, costly, and often damaging treatment regimen. The cost of “imprecise” medicine has been well documented (see Figure 3).

IMPRECISION MEDICINE

For every person they do help (blue), the ten highest-grossing drugs in the United States fail to improve the conditions of between 3 and 24 people (red).

1. ABILIFY (aripiprazole)
Schizophrenia
2. NEXIUM (esomeprazole)
Heartburn
3. HUMIRA (adalimumab)
Arthritis
4. CRESTOR (rosuvastatin)
High cholesterol
5. CYMBALTA (duloxetine)
Depression
6. ADVAIR DISKUS (fluticasone propionate)
Asthma
7. ENBREL (etanercept)
Psoriasis
8. REMICADE (infliximab)
Crohn's disease
9. COPAXONE (glatiramer acetate)
Multiple sclerosis
10. NEULASTA (pegfilgrastim)
Neutropenia

Based on published number needed to treat (NNT) figures. For a full list of references, see Supplementary Information at go.nature.com/4dr78f.

Figure 3. Personalized medicine: Time for one-person trials

Our DNA represents a barcode that is individually unique and can be leveraged in precision medicine and health. Futurists project that everyone will have genome information as a resource, on file and actionable, before they get sick so that it can be leveraged to maximize the health strengths that individuals naturally possess, while avoiding an individual’s inherent health weakness through lifestyle decisions. Precision medicine will increasingly leverage advances in big data to analyze large amounts of genomic data and apply the understanding gained to individual diseases and treatment. As stated, for centuries, the engine of medicine has been the clinical trial that poses the central question, “what is effective for most people?”. Genomic data and the technology developed to compute, analyze, and understand these data is increasingly regarded as the engine of medicine going forward.

We believe that the research enabled by our Database will drive the development and application of more genome-guided therapeutics, ensuring that the right medicine is given to the right patient at the right time.

The DNA-Aware and Data-Engaged Consumer

The popularity of the direct-to-consumer (DTC) genetic testing market segment signals an ever-expanding paradigm shift among consumers who are seeking more individualized health insights and greater control over their own healthcare.

Since the 1980s, consumers have pushed for access to their laboratory results, but access became slow to evolve due to concerns by doctors and regulators that consumers may try to self-diagnose without understanding the complexity of the data. With advances in genetic testing technology at accessible cost points and the mainstream nature of personalized medicine, DTC laboratory testing is becoming increasingly popular—attributed in part to actress Angelina Jolie’s op-ed in The New York Times in May 2013 called ‘My Medical Choice,’ which documents her medical decisions based on BRCA1 gene mutations and family history of cancer. Likewise and following suit, consumers are becoming health hobbyists and self-quantifiers, taking individualized healthcare into their own hands. Consumers have become medical consumers as well as patients. This has created a shift in the doctor/patient relationship as individuals have become more knowledgeable about their own health, view themselves as unique biologically in a one-size fits all healthcare system, and want more control over their personal information and treatment decisions.

Almost 20 years since the Human Genome Project, consumer-directed genomic testing has become practically routine with over 12 million individuals purchasing genetic tests ranging from entertaining applications in genealogy and wellness to genetic profiling of tumors to provide targeted treatment guidance. A January 2018 report from market research firm Kalorama Information estimates that the consumer market for genetic health testing alone could nearly triple from about $99 million in 2017 to $310 million in 2022.

As technological advances continue to drive down the costs of genome sequencing, from approximately $1,000 per genome today to $100 or less within the next few years, there will be an increasing availability of this highly valuable health data. Several trends are continuing to shape the DTC market including the growing demand for maximizing wellness, early disease detection and diagnosis, personalized medicine, importance of disease monitoring, and expanded digital monitoring and sensing technologies. In addition, consumer-directed but physician mediated genomic tests are emerging with companies like Veritas Genetics partnering with healthcare systems like the Mayo Clinic.

Privacy, Security, and Trust

Arguably, no data is as personal as an individual’s own genome—the essential blueprint of each individual’s life, and, to an extent, each individual’s family. Privacy concerns are paramount in the design of any biomedical study involving human participants and especially genomics. These concerns arise from the many potential abuses of personal genetic and medical data, including denial of healthcare services due to genetic predispositions, racial discrimination, and disclosure of intimate familial relationships such as non-paternity.

In current practice, privacy is typically protected by concealing the identities of study participants, while certain types of de-identified data are shared freely. Standard data security controls are often sufficient for protecting identity data itself, but in many cases the freely-shared component remains vulnerable to misuse. For example, advances in re-identification techniques have made it possible to infer surnames from certain types of genetic data. For this reason, genomic data and pre-defined aspects of one’s personal information are not shared publicly by data aggregation efforts, even when de-identified.

There are a variety of reasons people participate in biomedical studies. Some reasons may be personal, such as the desire to know one’s ancestry and disease predispositions. Other motivations may be broader or more altruistic, such as the desire to improve human health and society. In all cases, there must exist a level of trust between the research participant and the investigators that they are pursuing a shared goal. Unfortunately, failure of researchers to maintain the trust of study participants can have lasting negative effects on science as a whole.

A notable example is the 2010 legal battle between the Havasupai tribe and Arizona State University that ensued after researchers used genetic data collected from tribe members to study sensitive topics outside the perceived scope of the project (type 2 diabetes), such as inbreeding, demographic history, and schizophrenia. Further eroding public trust in research activities is the fact that many pharmaceutical and biotech companies forgo an open, collaborative approach to research and development for strategic reasons because they estimate its benefits are outweighed by legal, regulatory, and intellectual-property risks. The perceived lack of transparency and sense of common purpose often discourages study participants from providing broad consent to use their data in these cases. Trust remains a significant factor in individuals both consenting to studies and providing important health and medical data.

Privacy, security, and trust are core pillars of the Database and are reflected in our team, mission, transparency, and the technology we are using to ensure the best possible management and maintenance of information. It is important to note that we, unlike others who are brokering sale of individuals’ data, will be marketing discovery based on de-identified metadata. See “Privacy Policy” beginning on page 46.

Research Participant Consent

Nearly all medical research requires some form of informed consent by, or on behalf of, the research participant. In this process, the individual enrolling in the study provides their voluntary agreement to participate in the research, and understands the risks associated with their participation. Sometimes the field of the informed consent is very narrow, such as in clinical trials for pharmaceutical companies interested in deep, focused studies of a particular biological function or disease. In other cases, the consent can be broad, enabling future exploratory studies into research questions that are yet to be defined. Occasionally, data collected as part of a research study can be shared and/or re-examined by other investigators for a secondary study. In practical terms, this variability means the usefulness of a collection of data sets is circumscribed by the subset with the narrowest terms of consent. This presents a clear scalability problem and limits the utility of historical datasets, if the individuals comprising the data are unavailable to provide a more broad informed consent.

Our Manager has endeavored to ensure our informed consent process is clear and effective.

Drug Development & Data Monetization

One of the primary use cases for mining genomic databases is the opportunity to identify new drug targets. Rational drug design leverages biological understanding to develop therapies targeted at disease pathways and mechanisms of action, and can be applied to both common and rare diseases. By understanding the genetics of disease and the role mutated genes play in the cell, drug developers can pursue a more “rational” design approach. This promise of genomic insights to drive better drug development motivated the purchase of deCODE Genetics by drug developer Amgen in 2012 and at least a dozen pharmaceutical company partnership deals with consumer genetics company 23andMe, which reportedly holds genomic data on approximately four million customers.

A recent example of how rare genetic mutations can lead to understanding of the biology underlying common diseases and lead to cures for the broader population came from the study of a small sample of patients with familial hypercholesterolemia (FH). FH is suspected when LDL-cholesterol is above 190 mg/dL in adults and above 160 mg/dL in children without cholesterol-lowering treatment and poses a life-long risk of severe cardiovascular disease. Based on these family studies, researchers discovered a monogenic form of FH that is due to severe mutations in one of three genes: LDLR, APOB, or PCSK9. This observation led to the development of monoclonal antibodies to lower LDL by blocking the PCSK9 gene, and has now been commercialized by five different drug companies offering the therapy to lower cholesterol in the general population, not just those with FH.

Currently, an estimated 90 percent of potential medicines entering clinical trials fail to demonstrate the necessary efficacy and safety, and never reach patients. Many of these failures are due to an incomplete understanding of the link between the biological target of a drug and human disease. By contrast, medicines developed with human genetic evidence have had substantially higher success rates and patient care has benefited. In the spirit of more rational drug design guided by genomic information, Regeneron Pharmaceuticals reportedly brought together AbbVie, Alnylam Pharmaceuticals, AstraZeneca, Biogen, and Pfizer to each commit $10 million to enable genomic sequencing of the UK Biobank of 500,000 samples. These deals demonstrate a growing interest in access to genomic information for discovering drug targets, repositioning drugs, and better understanding the genetic underpinnings of disease. Our model enables smaller participants to make discoveries and provide an alternative source of data for “big pharma.”

Data Challenges

Unfortunately, much of the genomic data and phenotype data collected by commercial genomics companies, laboratories, and pharmaceutical companies remains siloed and inaccessible to the research and medical communities. In some cases, the reason is inefficient database design or poor data management practices. The pharmaceutical industry lags behind other sectors in several indicators of digital maturity. More often, however, is the strategic decision to attempt to extract value from data themselves, hampering meaningful data sharing across organizational boundaries. Additionally and importantly, the revenues of their data monetization strategies have never been shared with those who contributed the data. Often discovery companies go to great lengths and expense to ensure data provenance, completeness, and integrity, and hence these institutions attribute a much lower value to data from other entities.

Many pharmaceutical companies have begun integrating patient data from apps, wearable devices, and electronic medical records (EMRs) to improve healthcare and make discoveries about disease. Technology companies are also entering this market, such as IBM with its Watson Health program, and Apple with its HealthKit platform. Given these trends, it seems unlikely to us that the pace of future research will be limited by information technology problems, but rather hindered by corporate self-interest to keep the data private.

Another major challenge is the current state of EMRs. While adoption of EMRs is almost at 100 percent in the United States, in this new health economy, effective implementation of EMRs is still in the early stages. The standards deployed in terms of how they are used and the medical terminology adopted varies greatly from institution to institution. Standards for medical nomenclature and inter-relationship, or ontology, can vary greatly and, in some cases, health care providers still rely on the comments section of the patient record to record important information. Historic clinical records are often simply PDF files or pictures of hand written medical histories. Ingesting, curating, and harmonizing this information to the quality required for identifying links between our genome and our lifestyle to disease remains a major task and challenge.

By aligning with a broad base of members who individually have access to their data generated from these previously siloed sourced, we plan collect, aggregate and make available to researchers a much broader range of data then available from the current siloed sources. See “—Our Solution—Broad Data Collection & Engagement” below.

Our Solution

Leveraging Intersecting Trends

The two intersecting trends of inexpensive and accessible personal DNA testing and nearly frictionless transaction capacity create our opportunity. As discussed above in the section “—Market Background—The DNA-Aware and Data-Engaged Consumer” above, individual DNA testing is going mainstream, led by consumer-friendly companies like 23andMe, Ancestry.com, MyHeritage, and National Geographic in partnership with Helix, a partially owned subsidiary of Illumina. For example, Ancestry.com announced they sold 1.5 million DNA test kits between Black Friday and Cyber Monday in 2017. Approximately 12 million people reportedly have genotyping or sequencing data purchased through DTC genetic testing companies.

In addition to DTC products, there are new and emerging opportunities for individuals to receive their DNA information that can be contributed to us. Consumer-directed and physician-mediated wellness offerings are growing in popularity as individuals look to work with a healthcare provider to maximize their wellness. For example, the Mayo Clinic offers preventative whole genome sequencing through Veritas Genetics. Large-scale population health projects like the United States National Institute of Health’s All of Us Research Program will accelerate individual’s access to their genomic information. We also plan to engage with disease foundations who have very engaged patient communities and funding for genomics research, but who typically lack the interest and skills to stand up and manage a genomics database.

Together, these forces create the ideal time and place to develop a shared, secure, and member-controlled medical research data platform.

Broad Data Collection & Engagement

To date, obtaining large volumes of high-quality biological, health, and lifestyle data has been a major challenge in the medical research field. By being independent and agnostic to DNA analysis technology platform and brand, we can gather data from multiple sources without conflict of interest. A member’s genomic information can be acquired by companies that help him or her learn about himself or herself, while also being shared in the Database in support of disease discovery. There is no need to choose between these two options.

As part of our solution, new members can join our community and receive shares by contributing validated genomic information and providing consent for such data to be used anonymously in population-wide disease research. A wide range of genomic data types will be accepted, including genotyping, exome, and whole genome data files. In addition to the genomic data, we will collect high-quality health, medical, and environmental data from new and existing members. These data can come from EMRs, surveys on diet and exercise, health history, and data from biometric/wearable devices.

Recognition of the importance of these combined datasets is demonstrated in the launch of large-scale projects including:

●	Geisinger Health System’s MyCode Community Health Initiative including genome sequence data from 250,000 individuals, coupled to health records;

●	Apple’s Health app including heart rate, activity, sleep, and nutrition data;

●	Biometric data such as that collected by implanted and radio frequency-enabled pacemakers or glucose monitors;

●	Regeneron-UK BioBank partnership including genome sequence data from 500,000 individuals, coupled to health records and a wide range of phenotypes collected by UK BioBank; and

●	The National Institute of Health’s All of Us Research Program including environmental, wearable (e.g., FitBit), and genomic data on one million United States residents.

The data collected in these projects are often accessible to the data owners (i.e., the patient/participant), but are often primarily captured in siloed databases and infrequently shared with the broader research and medical communities. Our solution is compatible with these efforts in that we are requesting that our members share their data with us on a non-exclusive basis.

One of our main goals is to encourage participants to remain active and engaged in the research process over time, providing regular data contributions and coming back to learn about how their data is being used. Crowdsourced funding platforms such as Patreon have been successful at building long-term relationships between artists and art patrons by providing a means to share art on a regular weekly or daily schedule, and see art in early creative stages. Such a relationship between scientists and study participants could greatly benefit the scientific creative process as well.

Platform Description

We will build our “community-owned” Database by providing our members share ownership in our Database as consideration for contributing personal genomic and phenotypic data, such as medical, health and health-related data for medical research, as described in this Offering Circular.

Our Database will earn income through the sale of access to its de-identified metadata and research findings to our customers in the research and medical industries.

Information inputs into our Database include self-reported information, medical data, and DTC testing product data files. Our Database is extensible such that future data inputs (e.g., wearables) can be added. The collective de-identified data creates a metadata resource for nonprofit and for-profit research to be conducted with the help of enabling informatics and artificial intelligence resources. As value is derived from the access to and discoveries from our Database, a portion of that value flows back to the community via their share ownership.

Research Queries

We will make your de-identified Member Data in an aggregated, indexed, or otherwise analyzed fashion available to third-parties for their research use in ways that are reasonably calculated to avoid the potential for learning the identity of the person who contributed a particular piece or set of Member Data. This population-level research may have various purposes, including the advancement of genomic science, identifying links between human genomes and disease, and other commercial applications, such as determining opportunities for targeted research that would seek your voluntary participation (e.g. how many members share a particular genotype and phenotype).

Targeted Research

We may use your individual Member Data to determine whether you may be eligible to participate in targeted research and to then seek your voluntary participation in the targeted research. For example, if a third-party pharmaceutical company is interested in doing research on individuals who may have a particular genotypic, genomic, or phenotypic profile, we may query our Database to determine the subset of members (based on their de-identified Database record number) that have the relevant profile for participation in the study, and then initiate an anonymous invitation to matching members to request their participation in the study.

We may receive compensation from researchers for identifying potential members for targeted research. Our Manager and members who elect to participate may also receive compensation from the research sponsors. See “Compensation of our Manager.”

Community Ownership

By making our Database community-owned, our members become participants in and beneficiaries of the project, encouraging new members to join and members to actively participate and continue contributing their data to us for additional shares. As a member, or member of data to our Database, deposits more genomic, phenotypic, biometric (e.g., wearables) and other valuable Member Data in the Database, that member’s ownership stake in our Database increases. When medical or research organizations pay us to run queries against the Database, our profits from these transactions will enable dividends to our Database members, proportionately to the number of shares held and therefore the value of data each member contributed.

We believe that as our Database grows, it will become increasingly valuable to the medical and research industries. Unlike other companies currently marketing DTC test kits, proceeds generated by selling query access to our Database, such as to pharmaceutical companies, will inure in part to the benefit of the member community. Members will always retain the ability to revoke their consent by redeeming shares received as compensation for contributing such data. See “Our Limited Liability Company Operating Agreement—Redemption Rights” beginning on page 39.

Community ownership addresses many of the challenges that exist due to: prevalence of data silos; lack of trust in commercial entities monetizing an individual’s data; lack of trust in research activities that go dark once information is provided; and lack of single data standards hindering large-scale biomedical research studies.

We will update members on studies being performed and results that accrue. It is anticipated that a primary motivation for many members will be to support the greater good through scientific discovery. We aim to encourage this type of participation through regular communications in order to build trust in the management of our Database and its contributions to science.

Extensibility of the Database

The first focus of our Database will be driving associations between genomic information and health outcomes. However, as science advances and other “omic technologies” (which are primarily aimed at the universal detection of genes (genomics), mRNA (transcriptomics), proteins (proteomics) and metabolites (metabolomics) in a specific biological sample (see Figure 5), such as gut microbiome or proteomics become less expensive and more accessible to patients and consumers, our Database will be scalable and capable of incorporating these other data types to further researchers’ ability to understand and digitize the medical and health essence of a human being.

Figure 5. Geographic information system (GIS) of a human being.

The ability to digitize the medical essence of a human being is predicated on the integration of multi-scale data, akin to a digital map, which consists of superimposed layers of data such as street, traffic and satellite views. For a human being, these layers include demographics and the social graph, biosensors to capture the individual’s physiome, imaging to depict the anatomy (often along with physiologic data), and the biology from the various omics (genome-DNA sequence, transcriptome, proteome, metabolome, microbiome, and epigenome). In addition to all these layers, there is one’s important environmental exposure data, known as the “exposome.”

Our Unique Advantages

Public Service Vision

Our Company was founded with a vision of public service at least as important as potential financial remuneration. Trust in us by our members is paramount. We recognize our members are voluntarily placing some of their most private health data in our Database, and we understand we will need to work hard to earn and maintain the trust that informs that contribution. Our operating agreement authorizes our Manager, a public benefit corporation, to make decisions that prioritizes public welfare. However, as demonstrated by other public benefit corporations, such as Patagonia and Warby Parker, what is in the interest of the public can also show significant financial returns in the long run.

Given the large number of rare, chronic, and overlooked diseases, and the huge volume of genomics data being generated, it is critical that genomics data be made available to researchers to support the public good. Traditionally, this has been the domain of government institutions such as the National Institutes of Health and various non-profit foundations. However, foundations, while supportive of data sharing, are often not in the position to build the required technology to create the searchable container, or database, nor are they in a position to be responsible for sustaining the data and safeguarding the privacy and security of the data.

First Class Team in the Epicenter of Genomics

Our Manager’s executive team is comprised of experienced leaders in science and genomics, engineering, economics, and large-scale consumer engagement platforms. See “Directors, Officers and Significant Employees” beginning on page 29.

San Diego, the Capital of Genomics

We are proud to be headquartered in San Diego, where biotech and high tech, especially as it relates to genomics, are part of our economic and community fabric. As the number one most patent intensive genomics market in the United States, San Diego is leading the charge in a new era of healthcare. Personalized medicine and technology are taking precedence, with local genomics companies, research institutions, and universities at the forefront. Other highlights from the San Diego Regional Economic Development Corporation 2017 report include:

●	Leadership: San Diego is poised to continue its leadership in the field of precision medicine. With more than 115 genomics-related firms, San Diego has companies that handle every aspect of the genomics value-chain, from sampling and sequencing (e.g., Illumina, Thermo Fisher Scientific) to analysis and interpretation (e.g., AltheaDX, Human Longevity, Inc.) to clinical applications (e.g., Celgene, Arcturus Therapeutics), creating a complete ecosystem. Additionally, San Diego conducts the fundamental scientific research, due in part to the concentration of research institutes, that form the basis for many global genomics therapies and interventions.

●	Capital: While San Diego is home to just one percent of the United States population, it received 22 percent – $292 million – of the venture capital funding in genomics in 2016. Continually, San Diego’s numerous nonprofit research institutes command a large share of federal funding (e.g., NIH). In fact, San Diego received $3.2 million federal contract dollars in 2016 – more than any other United States region.

●	Talent: San Diego produces more genomics-ready graduates, relative to the size of its workforce, than any other United States region. With nearly 2,000 average genomics-related degrees (biochemistry, cognitive science, and bioinformatics) conferred per year, San Diego’s genomics companies benefit from the preparatory work of the region’s top academic institutions. In that vein, it is projected that the local talent pool for key genomics occupations will grow by an additional 10 percent by 2021.

Employees

We have no full time employees. We are managed by our Manager. Currently, our Manager has six full-time and one part-time employee.

Legal Proceedings

We know of no existing or pending legal proceedings against us or our Manager, nor are we or our Manager involved as a plaintiff in any proceeding or pending litigation.

DESCRIPTION OF PROPERTY

We and our Manager’s principal executive office is located at 415 South Cedros Avenue, Suite 260, Solana Beach, California, 92075, which our Manager leases. The initial term of the lease is for one year, ending in March 2019. The cost of the lease will be paid by our Manager and reimbursed by us to the extent such cost qualifies for reimbursement. See “Our Management Agreement – Management Fee” beginning on page 45. We believe this space is adequate to meet our near-term needs.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS

Overview

We were organized as a limited liability company under the laws of the State of Delaware on April 23, 2018. We are managed by Luna DNA, Inc., a Delaware public benefit corporation, which we refer to as our Manager, under the terms of our Operating Agreement and Management Agreement. We seek to build the world’s first and largest human health database of Member Data, which we refer to as our Database, that is owned (as described in this Offering Circular) by a community comprised of its members. Our Database will be comprised of various types of genomic and phenotypic data, such as medical, health and health-related data.

Liquidity and Capital Resources

We will not receive any proceeds from this Offering.

To date, we have had no expenses, as our Manager is obligated to cover our expenses until March 30, 2020 pursuant to our Management Agreement. In the future, we will be obligated to promptly reimburse our Manager for all our expenses advanced by our Manager, in accordance with our Management Agreement. Our dependence on our Manager for funding of these expenses raises substantial doubt about our ability to continue as a going concern.

Our Manager’s capacity to fund all of our organizational expenses and to fund our operational expenses and the development expenses through the time when we generate significant revenues from operations is dependent on our Manager’s existing cash resources and its ability to obtain additional capital financing from investors sufficient to meet our needs and the needs of our Manager’s other operations. Our Manager presently intends to seek a combination of equity capital and convertible debt capital from outside investors, but it presently has no financing commitments. Our Manager believes that it will be able to raise capital that, combined with its existing cash resources, will be sufficient to fund all of our organizational expenses and to fund our operational expenses and the development expenses through the time when we generate significant revenues, at which time our revenues may be used to pay both our operational expenses and the management fee to our Manager (which management fee may then fund further development expenses). However, there can be no assurance that our Manager will be successful in its fundraising efforts. If our Manager is not successful in its intended fundraising efforts, our Manager may be required to delay various planned expenditures for development and marketing of our Database, which delays could materially adversely delay generation of revenues and potentially jeopardize our ability to continue as a going concern.

Following this Offering, we may not generate operating revenue for an indeterminate period of time until third parties begin to pay us for services related to our Database. Upon generation of revenue, we will be obligated to pay a management fee to our Manager. See “Our Management Agreement—Management Fee” beginning on page 45.

Plan of Operations

We have neither engaged in any operations nor generated any revenues to date. Our only activities since inception have been organizational activities and those necessary to prepare for this Offering. Following this Offering, we may not generate operating revenue for an indeterminate period of time until third parties begin to pay us for services related to the Database. After this Offering, we expect to incur increased expenses as a result of being a public company (for legal, financial reporting, accounting and auditing compliance). We will rely on our Manager to fund our plan of operations for the next twelve months.

DIRECTORS, OFFICERS AND SIGNIFICANT EMPLOYEES

We do not have any directors, officers, or significant employees. We are managed by our Manager, and we sometimes refer to our Manager’s officers and directors as our officers and directors and as our management. Neither our Manager, nor our Manager’s directors, is elected by our members, and neither will be subject to re-election by our members in the future. Our Manager may not be removed by our members for any reason.

Our Manager has a board of directors consisting of three directors. The following are the directors, key officers and significant employees of our Manager:

Name	Position with Manager	Age	Term of Office	Approximate Hours per Week for Part-Time Employees
Robert Kain	Chief Executive Officer and Director	57	Since October 2017
Dawn Barry	President and Director	44	Since January 2018
Scott Kahn, Ph.D.	Chief Information Officer	59	Since January 2018	30 Hours
David Lewis	Chief Financial Officer, Treasurer, Secretary and Director	47	Since October 2017
Debora Thompson	Vice President, Strategic and Business Ops	45	Since March 2018
Aaron Mendes	Vice President, Product Marketing	37	Since February 2018
Kenneth Bloom	Chief Architect	41	Since April 2018

Robert Kain has been Luna DNA’s Chief Executive Officer (Principal Executive Officer) since October 2017. Bob is a renowned pioneer in genomics and a co-founder of Luna DNA. Bob joined Illumina pre-IPO in 1999 and retired in 2014 as the Chief Engineering Officer. At Illumina, Bob led the invention of the modern, high-throughput genome sequencer that brought the cost from millions of dollars per genome down to less than $1,000 U.S. dollars. Bob is lead inventor on 28 United States patents that led to the breakthroughs that have revolutionized genome sequencing. Prior to joining Illumina, Bob was the Director of the Microarray Business Unit at Molecular Dynamics. He is also on the Scientific Advisory Boards of Dovetail Genomics, Singular Genomics, and Edenroc Biosecurity, and is the co-founder and acting chief executive officer of Revere Biosensor, a private company. Additionally, he is the co-founder and chairman of the board of a successful health & fitness business, Mesa Rim Climbing and Fitness Center, with multiple locations in San Diego and Reno, Nevada. Bob received a S in Physics from San Diego State University and an MBA from Saint Mary’s College of California.

Dawn Barry has been Luna DNA’s President since January 2018. Dawn is an esteemed thought leader and veteran of the genomics industry and a co-founder of Luna DNA. She has given TED talks and is a frequent guest speaker on personalized medicine and genomics. Dawn served as the Vice President of Applied Genomics at Illumina, Inc through January 2018. Dawn integrated market development strategies with product and business model innovation to accelerate the application of genomics in medicine and personal healthcare. Dawn joined Illumina in 2005. Prior to Illumina, Dawn spent seven years at Genaissance Pharmaceuticals, one of the first genomics startups focused on individualized medicine and DNA-based diagnostic testing. Dawn was named San Diego Business Journal’s 2017 Business Woman of the Year and was a speaker at TEDxSanDiego 2016. She holds a BS in biology from the University of Vermont and a MBA from the University of Connecticut School of Business.

Scott Kahn, Ph.D., has been Luna DNA’s Chief Information Officer since January 2018. Scott leads Luna DNA’s information and data strategy and information security. Scott joined Illumina in 2005 as its first Chief Information Officer and also served as its VP of Commercial and Enterprise Informatics, where he led all corporate information services, software development, and bioinformatics. Prior to Illumina, Scott was the Chief Science Officer and General Manager of Life Sciences at Accelrys (currently Biovia/Dassault Systems) responsible for 65 percent of the company’s business. Scott received his PhD in Theoretical Organic Chemistry and was an Assistant Professor of Chemistry at the University of Illinois Urbana-Champaign.

David Lewis has been Luna DNA’s Chief Financial Officer, Treasurer and Secretary since October 2017. David is a co-founder of Luna DNA and leads the company’s strategic funding and investment initiatives. A successful life science, equity and credit investor, David’s background is in investing in public and private companies on behalf of institutional investors, family offices, and high-net worth individuals. David started his career in investment banking at Lehman Brothers in 1994, then left banking to pursue several analyst and portfolio manager roles at CitiGroup, First Manhattan, and J Goldman & Co. In 2006 David Co-founded Ganley Investments with the financial backing of a large multinational family office, and served as its Chief Investment Officer. He holds a Bachelor of Business Science with honors in Accounting and Finance from the University of Cape Town, South Africa.

Debora Thompson has been Luna DNA’s Vice President, Strategic and Business Operations, since March 2018. Debora joined Luna DNA in March 2018 to spearhead strategic planning and execution of the Luna DNA infrastructure development. Prior to that, she spent over 10 years at Illumina leading projects and teams to accelerate genotyping and next-generation sequencing into applied and clinical markets. She served as chief of staff to both the new and emerging markets and applied genomics business units. Her passion and commitment to improving healthcare through discovery is anchored by a background in clinical molecular biology research and almost 20 years in biotech. She holds an MS from the University of Central Florida.

Aaron Mendes has been Luna DNA’s Vice President, Product Marketing, since February 2018. Aaron has a diverse background in building consumer communities, digital media, online marketing, big data, and marketing analytics. He has been part of consumer and enterprise start-ups including 1010data, which was acquired for $500M by Advance Newhouse in 2015. Aaron was a founder of Quantio, which was acquired by 1010data. Prior to Quantio, Aaron was Chief Product Officer of sterkly, a diversified consumer app company. Prior to sterkly, Aaron was founder and Chief Marketing Officer of Wellness.com and prior to that, was VP of Marketing at Earnware Corporation, a company offering tools to direct marketers. Also, during this time, Aaron launched and then sold SkillWho.com. Prior to Earnware Aaron’s worked in Sydney Australia launching Census Explorer, the first marketing software product in Australia that combined census data with mapping software to better target consumers based on location. Aaron has a B.S. from Syracuse University School of Management in Entrepreneurship.

Kenneth (Kirby) Bloom has been Luna DNA’s Chief Architect since April 2018. In that role, Kirby is primarily responsible for architecting and developing the engagement and discovery platform that invites, aggregates, and organizes Member Data; establishes members as shareholders; and enables medical research across the de-identified aggregated Member Data. Prior to this role, Kirby was Head of Software & Informatics at Illumina, Inc. where he lead the ideation and development of several sample-to-answer software solutions for Illumina’s sequencing and microarray platforms serving forensics, transplant diagnostics, food and agriculture, microbiology, and clinical segments. He began working at Illumina in 2007. With almost 20 years of experience in software design, engineering and databases, Kirby specializes in user centric interfaces and experiences and highly scalable, distributed cloud architectures and data engineering. He holds a BS in Management Information Systems from Texas Tech University and is currently working towards his Masters in Information & Data Science at University of California, Berkeley.

Family Relationships

There are no family relationships among any of our officers or directors.

Potential Conflicts of Interest

Since we do not have an audit or compensation committee comprised of independent persons, the functions that would have been performed by such committees are performed by our Manager. Thus, there is a potential conflict of interest in that our Manager has the authority to determine issues concerning its own and its management’s compensation and other audit issues that may affect management decisions.

Involvement in Certain Legal Proceedings

In the last five years,

●	no petition under the federal bankruptcy laws or any state insolvency law has been filed by or against, nor has a receiver, fiscal agent or similar officer been appointed by a court for the business or property of, any director of executive officer of our Manager, or any partnership in which he or she was general partner at or within two years before the time of such filing, or any corporation or business association of which he or she was an executive officer at or within two years before the time of such filing, and

●	no director of executive officer of our Manager has been convicted in a criminal proceeding (excluding traffic violations and other minor offenses).

COMPENSATION OF OUR MANAGER

The operation of our Company is managed by our Manager. Our Company does not have any directors, officers or employees. The Company is obligated to pay to the Manager a management fee (the “Management Fee”) calculated as the sum of (i) 50% of the Net Revenues (defined below) of the Company; plus (ii) the amount of all Non-Profit Revenue (defined below) of the Company.

“Net Revenues” means (i) all revenue (excluding Non-Profit Revenue) recognized by the Company from (a) discovery activities that derive value from the content contained in the Database and (b) license fees, royalties and other revenue derived from intellectual property acquired through collaborations with third parties with respect to Member Data, less (ii) Operational Expenses (as defined below). For this purpose, Operational Expenses do not include Organizational Expenses (as defined below), Operational Expenses borne by the Manager or the Management Fee.

“Non-Profit Revenue” means all revenues recognized by the Company from transactions with corporations, trusts, unincorporated association, or other types of organizations (“Non-Profit Organizations”) that (i) are exempt from federal income tax under section 501(c)(3) of the Internal Revenue Code of 1986, as amended, (ii) have applied in good faith for a determination of such exemption from the Internal Revenue Service, or (iii) would be eligible to be so exempt, in the reasonable opinion of the Manager, if operated in the United States. Examples of Non-Profit Organizations include disease foundations, research organizations, and organizations for the benefit of minority or economically disadvantaged groups. License fees, royalties and other revenues earned from Collaboration IP (as defined below) generated through collaboration with a Non-Profit Organization are not Non-Profit Revenue and will be included in Net Revenues, even if such license fees, royalties and other revenues are paid by Non-Profit Organizations.

The Manager will determine the Management Fee with respect to Net Revenues and Non-Profit Revenue for each fiscal quarter. The Management Fee is payable within ten (10) days following the closing of the Company’s books for each quarter, to the extent of available cash in the Company. To the extent sufficient cash is not available at a payment date, the unpaid portion of the Management Fee will accrue and be paid promptly following the Company’s receipt of cash sufficient to pay the amount in arrears.

The Manager is responsible for, and not entitled to reimbursement for, all fees, costs or expenses incurred by it on behalf of the Company in connection with organizing and managing the Company and in connection with the initial offer and sale of the Shares, including printing, travel, filing fees, marketing expenses, legal and accounting fees, and similar fees incurred in connection with the investigation, evaluation, registration, qualification, issuance and sale thereof, such as costs incurred in qualifying for the exemption from registration pursuant to Regulation A under the Securities Act of 1933, as amended with the Securities and Exchange Commission, including any post-qualification amendments or supplements to the initial Regulation A offering statement (collectively, the “Organizational Expenses”).

The Company is obligated to reimburse the Manager promptly for all Operational Expenses (defined below) advanced by the Manager. Notwithstanding the foregoing, the Manager is not entitled to reimbursement for Operational Expenses paid by the Manager if such Operational Expenses would have been, but for the provisions of the Management Agreement denying reimbursement, accrued by the Company under generally accepted accounting principles on or before March 31, 2020. “Operational Expenses” are all costs and expenses related to the Company’s operations, but excluding the Organizational Expenses, costs to develop Database IP (as defined below) and the Manager’s overhead and compensation related expenses, including compensation and expenses of the officers, directors, employees, auditors, attorneys and other agents of the Manager and fees and expenses for administrative, bookkeeping, clerical and related support services, office space and facilities, utilities, telephone and email of the Manager, all of which are the responsibility of the Manager.

The Manager will own all intellectual property, including U.S. and foreign patents and trade secrets, conceived or discovered by the Manager, solely or jointly, related to the Database (collectively, “Database IP”). Database IP does not include intellectual property rights the Company acquires from collaborations with third parties that obtain Access to the Database (“Collaboration IP”), which Collaboration IP will be owned by the Company.

SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN SECURITYHOLDERS

As of the date of this Offering Circular no shares have been issued or are outstanding.

INTEREST OF MANAGEMENT AND OTHERS IN CERTAIN TRANSACTIONS AND CONFLICTS OF INTEREST

Interest of Management and Others in Certain Transactions

Management Fee and Expenses

We anticipate conducting various transactions with our Manager, a related party, including but not limited to those specified in the Management Agreement. We are obligated to pay a Management Fee to the Manager and our Manager is obligated to pay for certain of our expenses. See “Compensation of our Manager” beginning on page 31.

Manager Operations Separate from the Company

The Company will earn revenues from data discovery activities that derive value from the content contained in the Database, such as (i) providing to third parties including but not limited to pharmaceutical and biotechnology discovery companies, access to the Database for population-level research, and (ii) making available to these customers, directly or through the Manager, contact information for Members who have elected to allow the sharing of such contact information. The Management Agreement indicates that certain activities are not data discovery activities and permits the Manager in its sole discretion to choose to conduct such activities for its own or for its affiliate’s account or for customers without accounting to the Company for the revenues derived from such activities. Excluded activities are:

●	Communication and member engagement services provided to customers following a data discovery activity that identifies or provides contact information of members;

●	assisting customers in collecting longitudinal data of identified members that is at the time of initial collection outside the Database;

●	the offer or sale of value added goods and services to members, whether by the Manager, an affiliate of the Manager or a third party offering goods or services that may be of interest to members;

●	professional services such as scientific consultation or project management; and

●	any and all other activities of the Manager that do not derive direct value from the content of the Database.

Database Development and Intellectual Property License

Pursuant to the Management Agreement, the Manager develops and improves the Database at the Manager’s sole expense. The Manager will own all intellectual property, including U.S. and foreign patents and trade secrets, conceived or discovered by the Manager, solely or jointly, related to the Database (collectively, “Database IP”). Database IP does not include intellectual property rights the Company acquires from collaborations with third parties that obtain access to the Database (“Collaboration IP”), which Collaboration IP will be owned by the Company.

The Company enjoys a non-exclusive license for the Database IP, which license will continue in perpetuity in the event of termination of the Management Agreement, the Manager ceasing to serve as manager of the Company or the dissolution of the Manager.

Other Intellectual Property

The Manager owns certain trademarks, trade dress, logos, internet domain names, websites and associated software and social media accounts created for the Company. The Company has an exclusive license to all such properties but the Manager has reserved a non-exclusive right to use such properties in connection with its operations that are separate from those of the Company.

Except as noted immediately above, there are no transactions or currently proposed transactions since our inception to which we were or will be a participant and the amount involved exceeded or will exceed the lesser of $120,000 or 1% of our total assets, and in which any member of our Manager or 10% beneficial owner, promoter (or immediate family member of the foregoing persons) of our Company had or will have a direct or indirect material interest.

Conflicts of Interest

Fiduciary Duties

The directors and officers of our Manager have a fiduciary duty to manage our Manager in a manner that is beneficial to its owners, subject to the public benefit stated in our Manager’s certificate of incorporation. That benefit is to create and maintain a community-owned genomic and phenotypic database that is designed to solve humankind’s most important medical challenges. Conflicts of interest may arise between our Manager, on the one hand, and us and our members, on the other hand. In resolving these conflicts of interest, our Manager may favor its own interests over our interests and the interests of our members.

Our Operating Agreement contains provisions that eliminate the fiduciary standards to which our Manager would otherwise be held by state fiduciary duty law. For example, our Operating Agreement permits our Manager to make a number of decisions, in its individual capacity, as opposed to in its capacity as our Manager, or otherwise, free of fiduciary duties to us and our members other than the implied contractual covenant of good faith and fair dealing, which means that a court will enforce the reasonable expectations of the parties where the language in our Operating Agreement does not provide for a clear course of action. This entitles our Manager to consider only the interests and factors that it desires, and it has no duty or obligation to give any consideration to any interest of, or factors affecting, us or our members.

Removal of Manager

Our Members have no right to remove our Manager or to consent to changes to our Operating Agreement or Management Agreement, which our Manager may effect unilaterally. Accordingly members will have limited say in matters affecting our operations.

Indemnification Matters

We must indemnify our Manager and its officers, directors and employees, to the fullest extent permitted by law, against liabilities, costs and expenses incurred by our Manager or these other persons. We must provide this indemnification unless there has been a final and non-appealable judgment by a court of competent jurisdiction determining that these persons acted in bad faith or engaged in fraud or willful misconduct. Thus, our Manager could be indemnified for its negligent acts if it met the requirements set forth above.

SECURITIES BEING OFFERED

The common shares represent limited liability company interests in our Company. The holders of shares are entitled to receive dividends and exercise the rights and privileges granted to members in our Operating Agreement. See “The Operating Agreement and the Management Agreement— Our Limited Liability Company Operating Agreement” below. There are currently no common shares outstanding.

Consideration

To become an initial holder of shares, a member must provide us with validated genome data of the type listed under the heading “Data Type” in the table below. If eligible, and if Extra Submissions or Additional Files of similar Member Data are provided in the same calendar year, such Member Data will entitle members to additional shares (as noted in columns 3-7 in the table below) and such additional submission and issuance is contingent on confirmation of the different content of the additional Member Data (see the “Quality Assurance” section below for more information).

Data Type	Shares per Initial File	Extra Submissions* Allowed at Initial File Value	SubTotal shares at Initial File Value	Additional Files** of Same Type Allowed (at 10 shares each)	SubTotal Additional Shares(at 10 shares each)	Maximum Possible Shares
DNA Targeted Gene Panel	10	—	10	4	40	50
DNA Genome-Wide Microarray	50	—	50	2	20	70
DNA Exome	150	—	150	3	30	180
DNA Whole Genome Sequence	200	—	200	2	20	220
DNA Tumor Targeted Panel	10	4 time points/year	40	3	120	160/year
DNA Tumor Microarray	50	4 time points/year	200	3	120	320/year
DNA Tumor Exome	150	4 time points/year	600	3	120	720/year
DNA Tumor Whole Genome Sequence	200	4 time points/year	800	3	120	920/year
DNA Epigenome Panel plus Survey	10	—	10	0	0	10
DNA Whole Epigenome plus Survey	20	—	20	0	0	20
RNA Genome-Wide Microarray plus Survey	10	4 tissues/year	40	0	0	40/year
RNA Gene Panel plus Survey	20	4 tissues/year	80	0	0	80/year
RNA Whole Transcriptome plus Survey	40	4 tissues/year	160	0	0	160/year
RNA Tumor Microarray	10	4 time points/year	40	3	120	160/year
RNA Tumor Targeted Gene Panel	20	4 time points/year	80	3	120	200/year
RNA Tumor Whole Transcriptome	40	4 time points/year	160	3	120	280/year
Targeted Microbiome plus Survey	10	4 regions/year	40	0	0	40/year
Whole Microbiome plus Survey	20	4 regions/year	80	0	0	80/year
Digital Health Record (per month of reports)	5	12 months/year	60	0	0	60/year
PDF of Health Record (per year of reports)	2	—	2	0	0	2
Electronic Survey (per 10 minutes to complete)	2	Dependent on the number of surveys we create.
Personal Fitness Monitor (per month of data)	2	12 months/year	24	0	0	24/year
Clinically Certified Device (per month of data)	10	12 months/year	120	0	0	120/year
Nutrition Tracker (per month of data)	2	12 months/year	24	0	0	24/year

*Some data types permit Extra Submissions at the “initial file” share value as defined in the table above.

**Additional files of similar data types in the same calendar year are only worth 10 shares and contingent on confirmation of different content in the additional files (see Quality Assurance section below for details).

Example: For a Tumor Targeted Panel, additional files from same time point (i.e. same biopsy, different areas of tumor) may be submitted for 10 shares each to a maximum of 4 files per biopsy. Extra submissions are also allowable so long as each submission is from a different time point up to a max of 4 time points per year.

The following list explains the various data types for which our Company may issue shares:

●	DNA Genome-Wide Microarray: Product has pre-selected specific mutations, or genetic variations, within human DNA (i.e. the human genome) to target. Most direct-to-consumer personal genetic testing products cover mutations across the entire DNA of a human (typically at least 500,000 single mutations). Examples: 23andMe, AncestryDNA.

●	DNA Targeted Gene Panel: Targets a specific subset of pre-selected genetic variation (typically not across the entire genome or even across entire genes a genome wide survey) that correlates with the aim of the product (ex. mutations associated with cardiovascular disease risk), either through microarray or next-generation sequencing technology. Excludes products with <10 mutations targeted (such as PCR products and Sanger sequencing products). Examples: Myriad, Color Genomics.

●	DNA Exome: Covers the full complement of genetic variation within all the genes in the human genome, also known as the coding region (~1% of a whole genome). Examples: Invitae, Ambry.

●	DNA Whole Genome Sequence: Covers the entire human genome including all genes (coding regions) and all DNA not within genes (non-coding regions) but still part of the human genome. Examples: Understand Your Genome®, Veritas.

●	DNA Tumor: Includes microarray, panel, exome, or whole genome DNA sequencing of an individual’s tumor DNA. This information is typically used to compare to the normal DNA found outside of the tumor. Examples: Foundation Medicine, Tempus.

●	DNA Epigenome (panel, whole genome): Profiling of DNA modification of either a subset (panel) of the entire genome or the entire genome that influences the function of a genome. Methylation is a common example of the type of DNA modification that is profiled in the epigenome. Examples: GeneDx, Great Plains Lab.

●	RNA (gene panel, whole transcriptome): Profiling of the RNA, also known as the transcriptome, which represents how active the genes are in a person’s genome. This product may encompass a subset (panel) of all RNA or the full transcriptome (all RNA). Examples: Macrogen, MBG Laboratories.

●	RNA Tumor: Includes panel, exome, or whole genome RNA sequencing of an individual’s tumor RNA. This information is typically used to compare to the normal RNA found outside the tumor in the same tissue. Examples: Caris Molecular Intelligence, Tempus.

●	Microbiome (targeted, whole genome): Profiling of select microorganisms (e.g. bacteria, viruses, fungi, etc.) by looking at a subset (panel, e.g. 16S) or whole genome of the microorganism in gut, skin, reproductive, and oral regions. Examples: uBiome, American Gut.

●	Digital Medical Record: Electronic Health Record is a record of clinical services for patient encounters in a care delivery organization. This should include physicians notes and outcomes (ex. response to therapy) information. Digitally compatible formats aligned to HL7 CDA, ASTM CCR, or the blended CCD standard are included in this data type. Examples: Healthcare Providers, Diagnostic Labs.

●	PDF Medical Record: Electronic Health Record is a record of clinical services for patient encounters in a care delivery organization. This should include physicians notes and outcomes (ex. response to therapy) information. PDFs are the older delivery mechanism and harder to conduct discovery from. Only typed reports (not handwritten) are currently accepted in PDF. Examples: Healthcare Providers, Diagnostic Labs.

●	Electronic Surveys: Completion of one LunaTrust-supplied or LunaTrust-supported third party survey. Topics may include but are not limited to: family health history, member health, medications, environment, or lifestyle.

●	Personal Fitness Monitor: Fitness monitors measure steps, distance, calories burned, pulse rate, etc. To be accepted, a month’s data file must include 28 full days of device data from a LunaTrust-approved product in the period of one calendar month. Examples: Fitbit, Apple Watch.

●	Clinically Certified Device: These devices have clinical certification, are typically prescribed by a physician, and may include devices permanently attached to an individual (i.e. pacemaker). To be accepted, a month’s data file must include 28 full days of device data from a LunaTrust-approved product in the period of one calendar month. Examples: Medtronic Azure® pacemaker, Dexcom G6TM Continuous Glucose Monitoring (CGM) System.

●	Nutrition Tracker: These apps or devices typically keep track of what an individual eats on a daily basis. To be accepted, a month’s data file must include 28 full days of nutrition consumption from a LunaTrust-approved product in the period of one calendar month. Examples: Calorie Counter & Food Diary by MyNetDiary, Calorie Counter & Diet Tracker by MyFitnessPal.

Our Company will take certain measures to validate the data submitted by our members and potential members to assure a high quality of data in our Database, including the following measures:

1.	Supporting information from member:

a.	We require that members complete a short form describing the genomic data they are sharing which will include information such as name of test provider (i.e. 23andMe, LabCorp, etc.) and type of test (i.e. BRCA, genealogy, etc.).

2.	Prevention of randomly generated files and confirmation that file is human genomic data:

a.	The sites for sharing data will employ various spam blocking techniques to suppress bot activities and spammers.
b.	The uploaded data will be cross-checked against a reference of the latest human genome.

3.	Prevention of duplication of files and assessment level of overlap (if any) of content:

a.	Each time a file is submitted, the system will review previous data contributions to assess (1) if this is the first of this data type contributed by this member, (2) what rules exist for additional files and extra submissions (see below), and (3) the level of overlap of the content provided (see below).
b.	If any previously contributed files of the same data type exist, the uploaded data is compared against it/them to identify overlapping content. For DNA or RNA files, content that has greater than 95% overlap will be considered a duplicate file and not accepted.

4.	Confirmation of additional submission rules:

a.	Tumor file submissions must include the date of test or they will not be accepted. All files will be reviewed to determine whether they are the same time point (see rules for “Additional Files”) or different time points (see rules for “Extra Submissions”).
b.	Microbiome submissions must include the date of the test and the region of the body from which the sample was taken. All files will be checked to confirm that the date and region contributed are not duplicates of previous submissions.
c.	Digital and PDF Health Records will be checked to confirm the month or year of data being submitted is not a duplicate of prior submissions.
d.	Device and Tracker data files must include the date for each data entry and the name of the device or app from which they come. The system will confirm that (1) the file comes from a LunaTrust-supported and approved device or tracker, (2) the dates submitted are not duplicated with prior submissions, and (3) at least 28 days of 30 days submitted have data.

Purchaser Consent

By purchasing any shares in this Offering, the purchaser will grant us certain rights to use their Member Data (“Purchaser Consent”). See “Purchaser Consent” and “Privacy Policy” beginning on page 45. Subject to certain exceptions at the election of a member, including the affirmative election by a member to grant a permanent right to use such Member Data to us, if any shares are redeemed, either by the member or by us, our right to use such Member Data will be cancelled and the associated data may be purged or suspended from our Database. See “Our Limited Liability Company Operating Agreement—Redemption Rights” beginning on page 46.

Voting Rights

Our members will not have any voting, consent or management rights relating to the management and operation of our Company, except to appoint a liquidator upon the dissolution of our Company if we do not have a Manager at that time. Our Manager may unilaterally amend the Operating Agreement or the Management Agreement, in which case the Manager, generally but not always, is required to give our members 30 days advance notice of such a unilateral modification, thereby giving members the opportunity to redeem their shares and withdraw Purchaser Consent before the effective date of the changes. See “Our Limited Liability Company Operating Agreement— Meetings; Approvals” beginning on page 39.

Dividends and Distributions

We will generally effect a distribution of accumulated net earnings at least once annually, subject to the availability of funds for such purpose. The Manager may elect not to make an annual distribution if, after payment of all estimated costs to be incurred in effecting the distribution, the dividend would be less than $0.02 per share. In certain circumstances, our Manager may request an advisory vote from our members regarding whether to effect a distribution, including the aforementioned annual distribution. See “Risks Related to our Securities—The declaration of distributions is at the discretion of our Manager and is not guaranteed” on page 11.

Redemption Rights

A member will be allowed to redeem his or her shares at any time, at which point he or she may elect to revoke his or her Purchaser Consent provided in connection with purchase of those shares. Upon certain other events, such as the death of a member, a fraudulent data submission or an invalid data submission, or an attempted or involuntary transfer of shares, we will either automatically redeem the affected shares, or have the option to redeem them.

Subject to certain exceptions at the election of a member, including the affirmative election by a member to donate the Member Data to us, if any shares are redeemed, either by a member or by us, our right to use the associated Member Data will be cancelled and the data may be purged or suspended from our Database. See “Our Limited Liability Company Operating Agreement—Redemption Rights” beginning on page 39.

Transfer of Shares

The shares are non-transferable, except as may be required by law.

OUR LIMITED LIABILITY COMPANY OPERATING AGREEMENT

The following is a summary of certain provisions of our Limited Liability Company Operating Agreement, or our Operating Agreement, which should be read in conjunction with the actual agreement, a copy of which is filed with this Offering Circular.

Organization and Duration

We are a Delaware limited liability company formed by our Manager on April 23, 2018.

Purpose

Generally under our Operating Agreement, our purpose is to build, operate, maintain, manage and query our Database on behalf of our community and to take any other action permitted by or in accordance with our Operating Agreement.

U.S. Federal Income Tax Status as a Corporation

We have elected to be treated as a corporation for U.S. federal income tax purposes. See “Certain U.S. Federal Income Tax Considerations” beginning on page 47.

Management

Our Manager will conduct and exercise full control over, and make all decisions with respect to, all activities, affairs and business of our Company (including all decisions relating to the authorization and issuance of additional classes or series of equity securities and the issuance of additional shares).

Our members will not have any management rights or the right to replace our Manager. See below under the heading “—Meetings; Approvals”.

We have no officers, directors or employees. Accordingly, we sometimes refer to our Manager’s officers, directors and employees as our officers, directors and employees. Our Manager and its officers, directors and key personnel may engage in other or new business interests independent from our business, including competitive businesses, and need only devote as much of their time and attention to our Company as may be reasonably required to promote our purposes.

Our Manager will be paid a management fee, as described below under the heading Compensation to Our Manager.”

Distributions and Dividends

We will generally effect a distribution of accumulated net earnings at least once annually, subject to the availability of funds for such purpose. The Manager may elect not to make an annual distribution if, after payment of all estimated costs to be incurred in effecting the distribution, the dividend would be less than $0.02 per share. In certain circumstances, our Manager may request an advisory vote from our members regarding whether to effect an annual or additional distribution.

We will comply with any applicable tax withholding obligations in connection with making distributions. See “Certain U.S. Federal Income Tax Considerations” beginning on page 47.

Transfer Shares

No member may transfer his or her shares, or any interest therein, except with the prior written consent of our Company, and our company will not recognize a purported transfer without the Manager’s consent. Since ownership of shares is intimately linked over control over the associated Member Data, we do not currently anticipate granting consent to any share transfers.

Redemption Rights

If we redeem any shares previously issued to a member, as described below, we will cancel the shares and the prior holder of those shares will not be entitled to any further dividends on those shares, even if we had accumulated earnings at the time of redemption.

Retention of Member Data/termination of Purchaser Consent upon redemption

Upon a Holder Redemption or a Company Redemption (both of which are described below), the affected member may in certain circumstances elect from two or more of these options:

●	To terminate his or her data license and have their Member Data purged, which we refer to as a Data Purge. In this case, the member’s Member Data will be permanently removed, or purged, from our Database (subject to retaining an archival copy if, and for so long as, required by law), and the Purchaser Consent relating to such Member Data will automatically terminate.

●	To suspend his or her data license and allow us to retain a Data Archive, as described below, which we refer to as a License Suspension. In this case, we will retain a copy of the members’ Member Data but will not include those Member Data in future customer search queries or in any metadata results provided to our customers. The member may then later decide to re-activate those Member Data in exchange for the re-issuance of the same number of shares which were redeemed.

●	To grant us a permanent, irrevocable (except as required by law) Purchaser Consent to use the data, which we refer to as a Data Donation.

Holder Redemption

A member will be allowed to redeem shares at any time, at which point the member may elect to have us effect a Data Purge, to permit us to keep a Data Archive or to make a Data Donation. A member’s decision to redeem shares may be inspired by our Manager’s authority to modify the terms of the Management Agreement or our Operating Agreement without member approval. The Manager is required to give our members 30 days advance notice of certain modifications which may adversely affect any member, thereby giving members the ability to redeem their shares and Data Purge their Member Data from the Database before the effective date of the changes. See “—Unilateral Modification” below.

Company Redemption

1.	Attempted Transfer by Holder

Upon an attempted voluntary transfer of shares by a holder, unless prohibited by law, we may in our discretion automatically redeem the holder’s shares, in which event we will effect a Data Purge.

2.	Involuntary Transfer – Holder Death

If we receive notice that a holder has died, the Company will automatically redeem the holder’s shares. We will provide holders the option at any time to elect, upon their death or make a Data Donation of all or any part of the holder’s contributed Member Data. Absent such an election, the Company will effect a Data Purge.

3.	Involuntary transfer – Other

If we receive notice of any other type of involuntary transfer, whether by order or decree (such as in the case of the entry of a final judgment in a divorce or attachment proceeding), bankruptcy, or otherwise, we will automatically redeem the holder’s shares. We will provide holders the option at any time to elect, upon the occurrence of any of those events, to Data Archive, or make a Data Donation, of all or any part of the holder’s contributed Member Data. Absent such an election, or if the Company believes effecting the holder’s election would violate applicable law or an applicable order, the Company will effect a Data Purge.

4.	Unacceptable Member Data

We screen Member Data upon submission for shares in order to filter out invalid data. If we discover after acceptance that a member has submitted invalid, inaccurate, unusable or inappropriate Member Data, including if the Member Data are of a person other than the member, we will redeem the shares issued for those Member Data and effect a Data Purge of those Member Data. Generally we expect only to redeem the shares issued in exchange for the affected Member Data; however, we may elect to redeem the shares issued to the holder for any or all of the holder’s other contributed Member Data, in which case we will also effect a Data Purge of those Member Data.

5.	Undesired Member Data Types

If we determine that a certain type or class of Member Data is no longer desirable for the Company to maintain in any Database, we may redeem all shares issued in connection with the contribution of that class or type of Member Data, in which case we will also effect a Data Purge of those Member Data.

Additional Redemptions

In the event of any Holder Redemption or Company Redemption, we will redeem additional shares held by the same holder as follows:

●	In the event some (but not all) shares issued in connection with the contribution of particular Member Data are to be redeemed, we will also redeem all other shares issued in connection with the contribution of that Member Data.

●	In the event the contribution of a particular type of Member Data is conditioned upon the contribution of other specified types of Member Data, and all of the shares issued for the contribution of those specified types of Member Data are being redeemed, then we will also redeem all of the shares issued for that particular type of Member Data.

Limited Liability

Holders of our shares have limited liability other than as set forth in the Delaware Limited Liability Company Act, or the LLC Act. The LLC Act provides that a member who receives a dividend or distribution and knew at the time of the dividend or distribution that it was made in violation of the LLC Act will be liable to us for the amount of the dividend or distribution for a period of three years from the date of the dividend. Under the LLC Act, we may not make a dividend or distribution to a member if, after giving effect to the dividend, all of our liabilities exceed the fair value of our assets.

Capital Structure

Our capital structure consists only of common shares, which are the shares being sold in this Offering. We are authorized to issue an unlimited number of additional common shares and to create additional classes or series of securities, which may have rights superior to those of the shares. Our members do not have preemptive or preferential rights to acquire additional shares or other securities issued by our Company.

Our Members

Our shareholders will be members of our Company and will have minimal rights of members of limited liability companies under the LLC Act or our Operating Agreement.

A shareholder may resign as a member at any time by redeeming all of his or her shares. See above under the heading “—Redemption Rights – Holder Redemptions”.

Dissolution and Winding Up

We will be dissolved and wound up only upon:

●	One hundred eighty days after the resignation or dissolution of the Manager, unless prior to that date a successor manager is appointed under our Operating Agreement and the Management Agreement;

●	upon the approval of the Manager; or

●	the entry of a decree of dissolution of the Company.

Exculpation and Indemnification

To the maximum extent permitted by law, neither our Manager nor its affiliates, officers, directors, employees, agents, lawyers, accountants or representatives will be liable to our Company or any member for any act or omission performed or omitted by our Manager.

We must indemnify our Manager and its officers, director, partners, members, employees and affiliates, and any other person who serves at the request of the Manager on behalf of the Company as an officer, advisor, director, member or employee of any other company, to the fullest extent permitted by law, against any loss, expense, damage, claim, liability, obligation, judgment or injury suffered or sustained by reason of any act, omission or alleged act or omission arising out of their respective activities on behalf of our Company or in furtherance of its interests.

Unilateral Modification

Our Manager has right to modify the Operating Agreement without the consent of any of our members. If the Operating Agreement does not specifically authorize the Manager to make the modification to the Operating Agreement, and the modification may reasonably have an adverse effect on the rights or obligations of any member, we will provide our members not less than 30 days advance notice of the modification, thereby giving members the opportunity to redeem their shares and withdraw their Purchaser Consent before the effective date of the changes.

The Operating Agreement specifically authorizes the Manager to make the following modifications to the Operating Agreement:

●	authorize and create new classes of equity securities, including limited liability company interests, options and warrants;

●	admit new members; and

●	update the schedule of members to reflect the addition, substitution, resignation or removal of members.

Meetings; Approvals

Our members will not have any voting, consent or management rights relating to the management and operation of our Company, except to appoint a liquidator upon the dissolution of our Company if we do not have a Manager at that time.

Under the terms of our Operating Agreement, we are not required to hold meetings of our members except if necessary to appoint a liquidator or as required by the LLC Act. In those cases, or if our Manager elects to call a meeting of our members, our Company may hold a member meeting by notice specifying the place, date and hour of the meeting and the purpose or purposes for which the meeting is called, as determined by the Manager. All notices of meetings of members shall be sent or otherwise given in accordance with our Operating Agreement not less than 10 nor more than 60 calendar days before the date of the meeting. If indicated in the meeting notice, members entitled to vote on matters at a meeting may participate by means of conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other.

Any previously scheduled meeting of the members may be postponed, and any meeting of the members may be canceled, by the Manager upon notice to the members given prior to the date previously scheduled for such meeting of members. In the case of a postponement, the new date must be not less than 10 nor more than 60 calendar days after the date of the notice.

Members may vote either in person or by proxy at meetings. The holders of a ten percent of the outstanding shares represented in person or by proxy will constitute a quorum unless any action by the members requires approval by holders of a greater percentage of the shares, in which case the quorum will be the greater percentage.

All matters submitted to the members for approval will be determined by a majority of the votes cast by holders of the shares entitled to vote, except where a greater percentage is required by applicable laws or by our Operating Agreement.

Any notice, demand, request, report or proxy material required or permitted to be given or made by us to members under our Operating Agreement will be delivered to the record holder who is entitled to vote at such meeting.

Any action required or permitted to be taken by our members may be taken by any consent in writing by members holding at least the number of outstanding shares as would otherwise be necessary to take any such action at a meeting at which all shares were present.

In the event our Manager elects to request an advisory vote from our members, the vote will not be binding on our Company. An advisory vote need not be by meeting or written consent, need not have a quorum, and may be conducted entirely online through our Company’s website.

Fiduciary Duties

Our Manager is not accountable to our members as a fiduciary. As permitted by the LLC Act, we have eliminated the fiduciary duties owed by the Manager to our members, except for the contractual covenant of good faith and fair dealing.

Agreement to be Bound by Operating Agreement; Power of Attorney

By purchasing one of our shares, you will be admitted as a member of our Company and will be deemed to have agreed to be bound by the terms of our Operating Agreement. Under that agreement, each member and each person who acquires a share from a member grants to our Manager a power of attorney, among other things, to execute and file documents required for our qualification, continuance or dissolution. The power of attorney also grants our Manager the authority to make certain amendments to, and to make consents and waivers under and in accordance with, our Operating Agreement. Such power of attorney shall be irrevocable and deemed coupled with an interest and shall survive a member’s death, incompetency, disability, dissolution, bankruptcy or termination.

Books and Records

We are required to keep appropriate books of our business at our principal offices. The books are maintained for both tax and financial reporting purposes. Our fiscal year-end is December 31.

We will furnish or make available to our members an annual report containing audited financial statements and a report on those financial statements by our independent public accountants. We intend to furnish or make available to record holders of shares a semi-annual report (or quarterly reports, if required) containing financial statements and a report on those financial statements by our independent public accountants. We will be deemed to have made a report available if we have either filed it with the SEC and the report is publicly available or made the report available on any publicly available website we maintain.

Right to Inspect Books and Records

In addition to the reports referred to above in “—Books and Records,” our Operating Agreement provides that a member can, for a purpose reasonably related to his interest as a member, upon reasonable demand and at his own expense, have furnished to him:

●	a copy of our Operating Agreement and Certificate of Formation, and all amendments thereto; and

●	copies of the financial statements referred to above under “—Books and Records”.

Our Manager may, and intends to, keep confidential from our members information that it believes to be personal information or in the nature of trade secrets or other information, the disclosure of which our Manager believes in good faith is not in our best interests, information that could damage our Company or the Manager or information that we or the Manager are required by law, by agreements with a third party to keep confidential (other than agreements with affiliates that are designed to circumvent the above obligations). These provisions are deemed to replace the default provisions under Section 18-305 of the LLC Act.

No member has the right to access or inspect any other member’s Member Data.

No Property or Partition Rights

No member may partition any of our property, own or use any of our particular or individual assets, or have the right to receive property other than cash in return for his or her contributions, loans or advances or upon dissolution.

Information Requests From Members

In order for our Company to comply with applicable laws, or to comply with our obligations to third parties who desire to query or access our Database, each member agrees to provide our Manager additional documentation verifying, among other things, his or her identity. Requests for documentation may be made at any time during which our Company holds Member Data of a member or former member. Our Manager may provide that information, or report the failure to comply with requests, to governmental authorities without notifying the affected member.

Confidentiality

Unless our Manager gives its prior written consent, each member agrees to maintain the confidentiality of any non-public information and documents relating to our Company, our Manager, or our Database, subject to certain exceptions. Our Company will maintain Member Data in accordance with our privacy policy applicable to Member Data, as described under “Privacy Policy” beginning on page 46.

Arbitration; Governing Law; Class Actions

To the maximum extent permitted by law, all claims or disputes arising under the Operating Agreement or any related agreement, subject to certain exceptions, will be resolved by final and binding arbitration in San Diego, California before the American Arbitration Association. All other claims must be brought in a federal or state court in San Diego, California.

The Operating Agreement will be governed by Delaware law.

To the maximum extent permitted by law, no member will have the right to bring any claim against the Company or the Manager as a class action, as a private attorney general or in any representative capacity.

The prevailing party in any arbitration or lawsuit will be entitled to recover reasonable attorneys’ fees.

OUR MANAGEMENT AGREEMENT

Luna DNA, Inc. serves as our Manager under the Management Agreement between our Manager and our Company.

Services

Under the terms of the Management Agreement, the Manager will, among other things: (i) create and maintain a community-owned genomic and phenotypic Database that is designed to solve humankind’s most important medical challenges, consistent the Manager’s public benefit, (ii) make the Database dynamic, secure, and longitudinal, (iii) promote a supporting ecosystem for the Database, and (iv) generate revenue from which to make distributions to Members. The Manager shall have the sole discretion as to the emphasis to be placed upon each of these goals.

License

Under the Management Agreement, we agreed to license terms with the Manager under which we will be granted a non-exclusive, royalty-free, fully paid up, non-sublicensable, non-transferable, perpetual, worldwide right and license to use all of the intellectual property relating to the Database that the Manager owns. Such license does not include intellectual property rights the Manager acquires from collaborations with third parties that obtain access to the Database.

Effectiveness and Termination

The Management Agreement became effective on April 23, 2018. Unless earlier terminated as described below, the Management Agreement will remain in effect perpetually.

The Management Agreement may be only be terminated by the Manager upon thirty (30) days prior notice. The Management Agreement may not be terminated by the Company.

Amendment, Modification, or Waiver

Our Manager generally may unilaterally modify the terms of the Management Agreement, except certain amendments, including changing the trigger events which change the license terms in favor of our Company, require our consent (which is also provided by our Manager). The Manager is required to give our members 30 days advance notice of any modification which may reasonably have an adverse effect on the rights or obligations of our Company, thereby providing members the opportunity to redeem their shares and withdraw their Purchaser Consent before the effective date of the modification.

Management Fee

The Company shall pay the Management Fee to the Manager. See “Compensation of our Manager” beginning on page 31.

Indemnification

We must indemnify our Manager and its officers, director, partners, members, employees and affiliates, and any other person who serves at the request of the Manager on behalf of the Company as an officer, advisor, director, member or employee of any other company, to the fullest extent permitted by law, against any loss, expense, damage, claim, liability, obligation, judgment or injury suffered or sustained by reason of any act, omission or alleged act or omission arising out of their respective activities on behalf of our Company or in furtherance of its interests.

Organization of the Manager

We are managed by our Manager, Luna DNA, Inc., a Delaware Public Benefit Corporation, with principal executive offices located at 415 South Cedros Avenue, Suite 260, Solana Beach, California, 92075.

PURCHASER CONSENT

By purchasing a share in this Offering, you are granting us a revocable rights to use your Member Data under our Purchaser Consent. By contributing your Member Data to the Database, you also agree to be bound by our Privacy Policy. In general, you are agreeing that, for as long as you do not withdraw access to your Member Data, your Member Data can be used in population-level studies, in which we believe no specific individual can be reasonably identified. We may also contact you from time-to-time regarding opportunities for you to participate in targeted research. Your participation in such targeted research is completely voluntary, after having the opportunity to review the terms of participation, including any compensation offered. We may also use your Member Data to improve our operational services, and as otherwise required by law. Further detail is provided below, under “Privacy Policy.”

A member will be allowed to redeem his or her shares at any time, at which point he or she may elect to revoke his or her Purchaser Consent provided in connection with the purchase of those shares.

 PRIVACY POLICY

Our Philosophy

The privacy and security of Member Data is of the utmost importance. We are a community comprised of members united by the principles that (1) aggregated Member Data has the potential to radically improve healthcare outcomes and (2) those who share their Member Data for discovery studies own and control their Member Data and should be compensated for the use of their Member Data. We understand and respect the sensitive nature of the information that our members provide to us, and we strive to be transparent in our collection, use and disclosure of this information and will always ask for your explicit consent to share such sensitive information with third-parties. We are committed to providing a secure, private, and safe environment.

Use of Member Data

We will only use your Member Data in the following ways:

●	Population-Level Research: We will make available to third-parties for their research use, your de-identified Member Data in an aggregated, indexed, or otherwise analyzed fashion in ways that are reasonably calculated to avoid the potential for learning the identity of the person who contributed a particular piece or set of Member Data. This population-level research may have various purposes, including the advancement of genomic science, identifying links between human genomes and disease, and other commercial applications, such as determining opportunities for targeted research that would seek your voluntary participation (e.g. how many members share a particular genotype and phenotype).

●	Facilitation of Voluntary Participation in Targeted Research: We may use your individual Member Data to determine whether you may be eligible to participate in targeted research and to then seek your voluntary participation in the targeted research. For example, if a third-party pharmaceutical company is interested in doing research on individuals who may have a particular genotypic, genomic, or phenotypic profile, we may query the Database to determine the subset of members (based on their de-identified Database record number) that have the relevant profile for participation in the study, and then initiate an anonymous invitation to relevant members to request their participation in the study. While we will not receive any compensation related to targeted research, both the Manager and members who elect to participate may receive compensation from the research sponsors.

●	Advertising: We may display advertisements to you when using the Database. These advertisements may or may not be targeted for you based on information that we collect. If advertisements are targeted for you based on information that we collect, they will be displayed in such a way that neither we nor the advertiser will know which particular user or users are receiving the advertisements, unless a user identifies themselves by answering or otherwise responding to the advertisement.

●	To Improve Our Services: We may use the information collected to improve our operational services, for example, improving the design and structure of the Database. However, we will only use Member Data for this purpose when such information is de-identified.

●	As Required by Law: We may use or disclose any information collected as required by law, for example, in responding to a court-issued subpoena. However, we believe the steps we take to protect your information described, such as our data segregation architecture, which does not allow for re-identification of Member Data without the consent of the member obtained by e-mail initiated and kept anonymous through encrypted software, will provide substantial protection to members in these situations. Where allowed by law and where reasonably possible, we will anonymously notify you in advance of any such proposed use or disclosure of your Member Data.

Data Protection

We will take a number of steps to make sure that your information can be accessed and used only in accordance with our Privacy Policy. We will use all reasonable technical, physical, and administrative controls to protect member personal information and Member Data from unauthorized access or disclosure and to ensure the appropriate use of this information.

All Member Data is anonymized (or de-identified) so that the information does not identify you based on individual pieces of information or combinations of information. Your personal information is removed, such that you cannot be reasonably re-identified as an individual. Each type of Member Data is uniquely tagged with a sequence of characters that is determined by a one-way hash function, designed in such a way that makes it difficult to reverse-engineer the given value. This disaggregated data is stored across separate and private, cloud storage sites, which we believe increases the barriers for anyone trying to access any member’s complete data profile.

We maintain a high level of data protection via safeguards such as data backup, audit controls, access controls, and data encryption. We also require a two-step verification for members signing into their accounts.

Children’s Privacy

Our Database is not designed for, intended to attract, or directed toward children under the age of 13, and we do not accept Member Data from children under the age of 13.

CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following discussion is a summary of the material U.S. federal income tax considerations relating to the purchase, ownership and disposition of the shares, but does not purport to be a complete analysis of all potential tax effects and does not address the effects of any state, local, alternative minimum, estate, gift or non-U.S. tax laws. This discussion is based upon the U.S. Internal Revenue Code of 1986, as amended (the “Code”), Treasury regulations issued thereunder, and judicial and administrative interpretations thereof, each as in effect on the date hereof, and all of which are subject to change, possibly with retroactive effect and to differing interpretations, all of which could result in U.S. federal income tax considerations different from those described below. No rulings from the Internal Revenue Service (“IRS”) have been or are expected to be sought with respect to the matters discussed below. The discussion below is not binding on the IRS or the courts. Accordingly, there can be no assurance that the IRS will not take a different position concerning the tax consequences of the purchase, ownership or disposition of the shares or that any such position would not be sustained.

This discussion does not address all of the U.S. federal income tax considerations that might be relevant to a beneficial owner in light of such beneficial owner’s particular circumstances. This discussion is limited to holders who hold the shares as capital assets within the meaning of Section 1221 of the Code.

For purposes of this discussion, a “U.S. holder” is a beneficial owner of shares that is, for U.S. federal income tax purposes:

●	an individual who is a citizen or resident of the United States;
●	a corporation (or any other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;
●	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or
●

a trust if (1) it is subject to the primary supervision of a court within the United States and one or more U.S. persons have the authority to control all substantial decisions of the trust or (2) it has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

For purposes of this discussion, a “non-U.S. holder” is a beneficial owner of shares that is (i) a foreign corporation, (ii) a nonresident alien individual, or (iii) a foreign estate or trust that in each case is not subject to U.S. federal income tax on a net-income basis on income or gain. Special rules may apply to certain non-U.S. shareholders such as “controlled foreign corporations,” or, in certain circumstances, individuals who are U.S. expatriates. Such entities should consult their own tax advisors to determine the U.S. federal, state, local and other tax consequences that may be relevant to them.

We intend, and this summary assumes, that all shares issued pursuant to the offering either will be exempt from or will comply with the requirements of Section 409A of the Code regarding nonqualified deferred compensation such that its income inclusion and tax penalty provisions will not apply to the shareholders. The offering and any issuance of shares made under the offering will be administered consistently with this intent.

Prospective investors considering the purchase of shares should consult their own tax advisors concerning the particular U.S. federal income tax consequences to them of the ownership of the shares in light of their specific situation, as well as the consequences to them arising under the laws of any other taxing jurisdiction.

Classification of the Company

The Company has elected to be treated as a corporation for U.S. federal and state income tax purposes. The following discussion presumes that the Company is taxable as a corporation.

U.S. Shareholders

The following discussion is a summary of certain U.S. federal income tax considerations applicable to a U.S. shareholder of shares.

Issuance of Shares

The receipt of shares by a shareholder in exchange for Member Data should result in the recognition of ordinary income by the shareholder in an amount equal to the excess of the fair market value of such shares on the date of purchase over the purchase price paid for such shares (i.e., zero). The holding period for such shares will commence just after the date the shares are purchased. Any income recognized at such time by a shareholder should not be subject to income tax withholding by the Company under the assumption that the shareholder is not an employee of the Company.

The shareholder’s basis in the shares will be equal to the purchase price (i.e., zero), increased by the amount of ordinary income recognized.

The Company believes that the issuance of shares either meets the requirements of Code Section 409A, or qualifies for an applicable exemption, and the offering is expected to avoid its adverse tax consequences.

Distributions to U.S. Shareholders

Distributions will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Distributions made on our shares that are treated as dividends generally will be included in a U.S. shareholder’s income as ordinary dividend income. With respect to noncorporate taxpayers, including individuals, such dividends are generally subject to reduced tax rates of U.S. federal income tax provided certain holding period requirements are satisfied.

Amounts not treated as dividends for U.S. federal income tax purposes will constitute a non-taxable return of capital and first be applied against and reduce a U.S. shareholder’s adjusted tax basis in its shares, but not below zero. Any excess will be treated as capital gain and will be treated as described below.

Sale or Taxable Disposition of Shares by U.S. Shareholders

Upon the sale, exchange or other taxable disposition of our shares, a U.S. shareholder generally will recognize capital gain or loss equal to the difference between (i) the amount of cash and the fair market value of any property received upon the sale or exchange and (ii) the U.S. shareholder’s adjusted tax basis in the shares. Such capital gain or loss will be long-term capital gain or loss if the U.S. holder’s holding period in the shares is more than one year at the time of the sale, exchange or other taxable disposition. Long-term capital gains recognized by certain noncorporate U.S. shareholders, including individuals, will generally be subject to reduced rates of U.S. federal income tax. The deductibility of capital losses is subject to limitations.

Medicare Contributions Tax

Certain U.S. shareholders who are individuals, estates or certain trusts must pay a 3.8% tax on the U.S. person’s “net investment income.” Net investment income generally includes, among other things, dividend income and net gains from the disposition of our shares. A U.S. holder that is an individual, estate or trust should consult its tax advisor regarding the applicability of the Medicare tax to its income and gains in respect of its investment in our shares.

Certain U.S. Federal Income Tax Considerations Applicable to Non-U.S. shareholders

Distributions to Non-U.S. Shareholders

Distributions of cash or property, if any, paid to a non-U.S. shareholder of our shares will constitute “dividends” for U.S. federal income tax purposes to the extent paid out of our current or accumulated earnings and profits, as determined for U.S. federal income tax purposes. If the amount of a distribution exceeds both our current and accumulated earnings and profits, such excess will first constitute a nontaxable return of capital, which will reduce the shareholder’s tax basis in our shares, but not below zero. Any excess will be treated as gain from the sale of our shares and will be treated as described below.

Subject to the following paragraphs, dividends on our shares generally will be subject to U.S. federal withholding tax at a 30% gross rate, subject to any exemption or lower rate as may be specified by an applicable income tax treaty. We may withhold up to 30% of either (i) the gross amount of the entire distribution, even if the amount of the distribution is greater than the amount constituting a dividend, as described above or (ii) the amount of the distribution we project will be a dividend, based upon a reasonable estimate of both our current and our accumulated earnings and profits for the taxable year in which the distribution is made. If tax is withheld on the amount of a distribution in excess of the amount constituting a dividend, then a non-U.S. shareholder may obtain a refund of that excess amount by timely filing a claim for refund with the IRS.

To claim the benefit of a reduced rate of or an exemption from U.S. federal withholding tax under an applicable income tax treaty, a non-U.S. shareholder will be required (i) to satisfy certain certification requirements, which may be made by providing us or our agent with a properly executed and completed IRS Form W-8BEN or W-8BEN-E (or other applicable form) certifying, under penalty of perjury, that the holder qualifies for treaty benefits and is not a U.S. person or (ii) if our shares are held through certain non-U.S. intermediaries, to satisfy the relevant certification requirements of the applicable Treasury Regulations. Special certification and other requirements apply to certain non-U.S. shareholders that are pass-through entities. Non-U.S. shareholders that do not timely provide us or our paying agent with the required certification, but that qualify for a reduced treaty rate, may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS. Non-U.S. shareholders should consult their tax advisors regarding their entitlement to benefits under an applicable income tax treaty.

Dividends that are effectively connected with the conduct of a trade or business by the non-U.S. shareholder within the United States (and, if required by an applicable income tax treaty, are attributable to a permanent establishment, or a fixed base in the case of an individual non-U.S. holder, that is maintained by the non-U.S. shareholder in the United States), or “effectively connected dividends”, are not subject to the U.S. federal withholding tax, provided that the non-U.S. shareholder certifies, under penalty of perjury, that the dividends paid to such shareholder are effectively connected dividends on a properly executed and completed IRS Form W-8ECI (or other applicable form). Instead, any such dividends will be subject to U.S. federal income tax on a net income basis in a manner similar to that which would apply if the non-U.S. shareholder were a U.S. shareholder.

Corporate non-U.S. shareholders who receive effectively connected dividends may also be subject to an additional “branch profits tax” at a gross rate of 30% on their earnings and profits for the taxable year that are effectively connected with the shareholder’s conduct of a trade or business within the United States, subject to any exemption or reduction provided by an applicable income tax treaty.

Sale or Taxable Disposition of Shares by Non-U.S. Shareholders

Any gain realized on the sale, exchange or other taxable disposition of our shares generally will not be subject to U.S. federal income tax unless:

●	the gain is effectively connected with the conduct of a trade or business by the non-U.S. shareholder within the United States (and, if required by an applicable income tax treaty, is attributable to a permanent establishment, or fixed base in the case of an individual non-U.S. shareholder, that is maintained by the non-U.S. shareholder in the United States); or

●	we are or have been a “United States real property holding corporation” for U.S. federal income tax purposes at any time during the shorter of the five-year period ending on the date of such disposition and the non-U.S. holder’s holding period in our shares.

A non-U.S. shareholder described in the first bullet point above generally will be subject to U.S. federal income tax on the net gain derived from the sale or other taxable disposition under applicable U.S. federal income tax rates as if the shareholder were a U.S. shareholder. If the non-U.S. shareholder is a corporation, then the gain may also, under certain circumstances, be subject to the “branch profits” tax discussed above.

With respect to the second bullet point, although there can be no assurance, we believe we are not, have not been and will not become a “United States real property holding corporation” for U.S. federal income tax purposes. In the event that we are or become a United States real property holding corporation at any time during the applicable period described in the second bullet point above, any gain recognized on a sale or other taxable disposition of our shares may be subject to U.S. federal income tax, including any applicable withholding tax.

Information Reporting and Backup Withholding

Information returns will be filed with the IRS in connection with payments of dividends on our shares and the proceeds from a sale or other taxable disposition of our shares. Copies of information returns may be made available to the tax authorities of the country in which a non-U.S. shareholder resides or is incorporated under the provisions of a specific treaty or agreement.

You may be subject to backup withholding with respect to dividends paid on our shares or with respect to proceeds received from a disposition of the shares. Certain shareholders (including, among others, corporations and certain tax-exempt organizations) are generally not subject to backup withholding. You will be subject to backup withholding if you are not otherwise exempt and you:

●	fail to furnish your taxpayer identification number, or TIN, which, for an individual, is ordinarily his or her social security number;

●	furnish an incorrect TIN;

●	are notified by the IRS that you have failed to properly report payments of interest or dividends; or

●	fail to certify, under penalties of perjury, that you have furnished a correct TIN and that the IRS has not notified you that you are subject to backup withholding.

Backup withholding is not an additional tax, but rather is a method of tax collection. You generally will be entitled to credit any amounts withheld under the backup withholding rules against your U.S. federal income tax liability provided that the required information is furnished to the IRS in a timely manner.

A non-U.S. shareholder may have to comply with certification procedures to establish that it is not a U.S. person in order to avoid information reporting and backup withholding tax requirements. The certification procedures required to claim a reduced rate of withholding under an income tax treaty will satisfy the certification requirements necessary to avoid backup withholding as well. The amount of any backup withholding from a payment to a non-U.S. shareholder may be allowed as a credit against such shareholder’s U.S. federal income tax liability and may entitle such non-U.S. shareholder to a refund, provided that the required information is timely furnished to the IRS.

Foreign Account Compliance Act Considerations

Under the Foreign Account Tax Compliance Act provisions of the Code and related Treasury guidance, or FATCA, a withholding tax of 30% will be imposed in certain circumstances on payments of (i) dividends on our shares and (ii) gross proceeds from the sale or other disposition of our shares after December 31, 2018. In the case of payments made to a “foreign financial institution” (as defined for FATCA purposes), as a beneficial owner or as an intermediary, the tax generally will be imposed, subject to certain exceptions, unless such institution (i) enters into (or is otherwise subject to) and complies with a reporting agreement with the U.S. government, or FATCA Agreement or (ii) complies with applicable foreign law enacted in connection with an intergovernmental agreement between the United States and a foreign jurisdiction in either case to, among other things, collect and provide to the U.S. or other relevant tax authorities certain information regarding U.S. account holders of such institution. In the case of payments made to a foreign entity that is not a financial institution, the tax generally will be imposed, subject to certain exceptions, unless such entity provides the withholding agent with a certification that it does not have any “substantial” U.S. owners (generally, any specified U.S. person that directly or indirectly owns more than a 10% of such entity) or that identifies its “substantial” U.S. owners. If our shares are held through a foreign financial institution that enters into (or is otherwise subject to) a FATCA Agreement, such foreign financial institution (or, in certain cases, a person paying amounts to such foreign financial institution) may be required, subject to applicable exceptions, to withhold such tax on payments of dividends and gross proceeds described above made to (i) a person (including an individual) that fails to comply with certain information requests or (ii) a foreign financial institution that has not complied with its obligations under FATCA. Each non-U.S. holder should consult its own tax advisor regarding the application of FATCA to an investment in our shares.

LEGAL MATTERS

The validity of the issuance of our shares offered by this Offering Circular will be passed upon for us by Sheppard, Mullin, Richter & Hampton LLP, San Diego, California.

EXPERTS

The balance sheet of LunaTrust LLC, as of April 23, 2018 (inception) and related notes included in this preliminary Offering Circular have been audited by Mayer Hoffman McCann P.C., independent certified public accountants, as stated in their report appearing herein, which report expresses an unqualified opinion on the financial statements (and includes an explanatory paragraph about the existence of substantial doubt concerning the Company’s ability to continue as a going concern). Such financial statements are included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

INDEX TO FINANCIAL STATEMENTS OF Lunatrust, LLC

Independent Auditor’s Report	F-2

Balance Sheet	F-3

Notes to Financial Statements	F-4 – F-6

F-1

Independent Auditor’s Report

To the Member

LunaTrust LLC

Solana Beach, CA

Report on the Financial Statement

We have audited the accompanying balance sheet of LunaTrust LLC, a Delaware limited liability company, as of April 23, 2018 (Inception), and the related notes.

Management’s Responsibility for the Financial Statement

Management is responsible for the preparation and fair presentation of this financial statement in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation and maintenance of internal control relevant to the preparation and fair presentation of the financial statement that is free from material misstatement, whether due to fraud or error.

Auditors’ Responsibility

Our responsibility is to express an opinion on this financial statement based on our audit. We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statement is free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statement. The procedures selected depend on the auditors’ judgment, including the assessment of the risks of material misstatement of the financial statement, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to LunaTrust LLC’s preparation and fair presentation of the financial statement in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of LunaTrust LLC’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statement.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the balance sheet referred to above presents fairly, in all material respects, the financial position of LunaTrust LLC as of April 23, 2018 (Inception) in accordance with accounting principles generally accepted in the United States of America.

Matter of Emphasis

The accompanying financial statement has been prepared assuming that LunaTrust LLC will continue as a going concern. As discussed in Note 2 to the financial statement, LunaTrust LLC’s ability to commence operations will depend on the Manager’s ability to raise funds, which raises substantial doubt about its ability to continue as a going concern. Management’s plans in regard to this matter are also described in Note 2. The balance sheet does not include any adjustments that might result from the outcome of this uncertainty.

/s/ Mayer Hoffman McCann P.C.

San Diego, California

June 8, 2018

F-2

Luna Trust LLC

Balance Sheet

As of April 23, 2018 (inception)

ASSETS	-

TOTAL ASSETS	-

LIABILITIES AND MEMBERS’ CAPITAL

Total Liabilities	-

Total Members’ Capital	-

TOTAL LIABILITIES & EQUITY	-

The accompanying notes are an integral part of these financial statements.

F-3

LUNATRUST LLC

NOTES TO THE FINANCIAL STATEMENTS

As of April 23, 2018 (inception)

1. Organization and Purpose

LunaTrust LLC (the “Company”), a Delaware limited liability company, was formed on April 23, 2018. The Company was formed to build, operate, maintain, query and otherwise deal with databases comprised of member data that is licensed to the Company (collectively, the “Database”). The Company has not commenced principal operations nor generated revenue as of June 7, 2018.

The Company has entered into a management services agreement (the “Management Agreement”) with Luna DNA, Inc. (the “Manager”), a Delaware corporation, to provide business, operational and financial management services to the Company. The rights, duties and powers of the Manager are governed by the Management Agreement and Company operating agreement (“Operating Agreement”). The Manager, acting alone, has the power and authority to act for and bind the Company. The Management Agreement may not be terminated by the Company and can be terminated by the Manager with thirty days’ written notice.

2. Going Concern

The accompanying balance sheet has been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The Company is a business that has not commenced planned principal operations and has not generated any revenues as of June 7, 2018.

The Company has no plans to raise capital to fund its operations, and it is therefore dependent on the Manager for all Organizational Expenses (defined in Note 6 – Expenses) and presently dependent on the Manager for all Operational Expenses (defined in Note 6 – Expenses). The Company is also dependent on the Manager for all costs associated with development, improvement and maintenance of the Database (“Development Expenses”). The Manager is not entitled to reimbursement for Organizational Expenses. The Manager is not entitled to reimbursement for Operational Expenses paid by the Manager that would have been, but for the provisions of the Management Agreement denying such reimbursement, accrued by the Company on or before March 31, 2020 (see Note 6 – Expenses). The Manager will be entitled to reimbursement for Operational Expenses accrued by the Company after March 31, 2020. The Manager is not entitled to reimbursement for Development Expenses. The Manager has not committed to the Company to fund any particular amounts for any of these purposes. The Company’s dependence on the Manager for funding of these expenses raises substantial doubt about the Company’s ability to continue as a going concern.

The Manager’s ability to fund all of the Organizational Expenses and to fund Operational Expenses and Development Expenses through the time when the Company generates significant revenues from operations is dependent on the Manager’s existing cash resources and the ability of the Manager to obtain additional capital financing from investors sufficient to meet the needs of the Company and the Manager’s other operations. The Manager presently intends to seek a combination of equity capital and convertible debt capital from outside investors, but it presently has no financing commitments. The Manager believes that it will be able to raise capital that, combined with its existing cash resources, will be sufficient to fund all of the Organizational Expenses and to fund Operational Expenses and Development Expenses through the time when the Company generates significant revenues, at which time revenues earned by the Company may be used to pay both Operational Expenses and the management fee to the Manager (which management fee may then fund further Development Expenses). However, there can be no assurance that the Manager will be successful in its fundraising efforts. If the Manager is not successful in its intended fundraising efforts, the Company will be required to delay various planned expenditures for development of the Database, which delays could adversely delay generation of revenues and potentially jeopardize the Company’s ability to continue as a going concern.

3. Summary of Significant Accounting Policies

The following is a summary of significant accounting policies applied by the Company in preparation of its financial statements. The policies are in accordance with the accounting principles generally accepted in the United States of America (“GAAP”) and are presented in U.S. dollars.

Use of Estimates - The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Income Taxes – The Company has elected to be taxed as a corporation and uses the liability method of accounting for income taxes as set forth in ASC 740, Income Taxes. Under the liability method, deferred taxes are determined based on the temporary differences between the financial statement and tax basis of assets and liabilities using tax rates expected to be in effect during the years in which the basis differences reverse. A valuation allowance is recorded when it is unlikely that the deferred tax assets will not be realized. The Company assesses its income tax positions and record tax benefits for all years subject to examination based upon our evaluation of the facts, circumstances and information available at the reporting date. In accordance with ASC 740-10, for those tax positions where there is a greater than 50% likelihood that a tax benefit will be sustained, the Company’s policy is to record the largest amount of tax benefit that is more likely than not to be realized upon ultimate settlement with a taxing authority that has full knowledge of all relevant information. For those income tax positions where there is less than 50% likelihood that a tax benefit will be sustained, no tax benefit will be recognized in the financial statements. The Company has evaluated its income tax positions and has determined that it does not have any uncertain tax positions. The Company will recognize interest and penalties related to any uncertain tax positions through its income tax expense. The Company may in the future become subject to federal, state, and local income taxation though it has not been since its inception. The Company is not presently subject to any income tax audit in any taxing jurisdiction.

F-4

Recent Accounting Pronouncements – Management does not believe that any recently issued, but not yet effective, accounting standards could have a material effect on the accompanying balance sheet. As new accounting pronouncements are issued, the Company will adopt those that are applicable under the circumstances.

4. Company Operating Agreement

The Manager is the sole initial member. The Manager will automatically resign as, and cease to be, a member upon any other person being admitted as a member of the Company. In the event the Company would otherwise have no member, the Manager will automatically be admitted as a member, but will again automatically resign upon the subsequent admission of another Person as member of the Company as provided in the immediately preceding sentence. The Manager has no equity interest in the Company, and in its capacity as initial member, has no obligation to make any contribution to, or pay any liabilities of, the Company, and has no right or entitlement to any distributions from the Company.

The Company will issue unit-denominated common limited liability company interests in the Company (“Shares”). Each Share (including fractional Shares) will be offered in exchange for specific categories of genomic and phenotypic data, such as medical, health and health-related data (“Member Data”) that meet the Company’s requirements.

The Shares will be non-transferable, except as may be required by law, and will not be listed for trading on any exchange or automated quotation system. Our members will not have any voting, consent or management rights relating to the management and operation of the Company, except to appoint a liquidator upon the dissolution of our Company if the Company does not have a Manager at that time.

A member may resign as a member for all purposes at any time by redeeming all of its Shares. A member may, at any time and from time to time, elect to terminate, or in some cases, reduce the scope of, the Company’s license to use the Member Data he or she contributed to the Company by written notice to the Company made in accordance with the then current Member Data policies, in which case the Shares issued in exchange for the Company’s original rights to such Member Data will be redeemed. A member will automatically cease to be a member for all purposes immediately upon such member ceasing to own of record any Shares.

Contributions

An individual may be admitted as a member and issued Shares by contributing Member Data, as defined in the Operating Agreement, to the Company in accordance with the Company’s Member Data policies, subject to the Manager accepting such contribution. Members have no obligation to contribute funds to the capital of the Company or to make additional contributions. A member may, in such member’s discretion, make additional contributions of Member Data in return for additional Shares from time to time in accordance with the Company’s Member Data policies, subject to the Manager accepting such contribution.

Distributions

The Manager must cause the Company to distribute (i) distributable cash from operations (but excluding proceeds from the sale of all or substantially all of the Company’s assets) for each annual period no less frequently than once per annum; provided that if the estimated distribution per Share is not expected to exceed $0.02, as adjusted appropriately for any Share dividend, Share split, combination or other similar recapitalization with respect to the Company’s equity, the Manager may elect to not make a distribution in such annual period, and (ii) proceeds, if any, realized by or available to the Company (after deducting therefrom an amount for addition to a reserve for contingencies, working capital, and the payment of unreserved or unfunded Company obligations, such amounts to be established by the Manager in its discretion) net proceeds from the sale of all or substantially all of the Company’s assets within thirty days following the receipt by the Company of such proceeds.

Upon a member’s resignation or termination as a member or partial redemption of Shares, the member will no longer be entitled to any further distributions with respect to the Shares redeemed, irrespective of whether distributable cash was available for distribution at or prior to such time.

5. Related Party Transactions

The Company anticipates conducting various transactions with the Manager, a related party, including but not limited to those specified in the Management Agreement (see Note 6). The Company and the Manager are under common control. The Company will follow the accounting and disclosure requirements under ASC 850-10-50 with regards to any related party transactions and relationships.

6. Management Agreement

Management Fee

The Company is obligated to pay to the Manager a management fee (the “Management Fee”) calculated as the sum of (i) 50% of the Net Revenues (defined below) of the Company; plus (ii) the amount of all Non-Profit Revenue (defined below) of the Company.

“Net Revenues” means (i) all revenue (excluding Non-Profit Revenue) recognized by the Company from (a) discovery activities that derive value from the content contained in the Database and (b) license fees, royalties and other revenue derived from intellectual property acquired through collaborations with third parties with respect to Member Data, less (ii) Operational Expenses. For this purpose, Operational Expenses do not include Organizational Expenses, Operational Expenses borne by the Manager (See Note 7 – Expenses) or the Management Fee. See also Note 7 –Manager Operations Separate from the Company, concerning activities that the Manager may conduct that do not generate revenue for the Company and are therefore excluded from Net Revenues.

“Non-Profit Revenue” means all revenues recognized by the Company from transactions with corporations, trusts, unincorporated association, or other types of organizations (“Non-Profit Organizations”) that (i) are exempt from federal income tax under section 501(c)(3) of the Internal Revenue Code of 1986, as amended, (ii) have applied in good faith for a determination of such exemption from the Internal Revenue Service, or (iii) would be eligible to be so exempt, in the reasonable opinion of the Manager, if operated in the United States. Examples of Non-Profit Organizations include disease foundations, research organizations, and organizations for the benefit of minority or economically disadvantaged groups. License fees, royalties and other revenues earned from Collaboration IP (as defined below) generated through collaboration with a Non-Profit Organization are not Non-Profit Revenue and will be included in Net Revenues, even if such license fees, royalties and other revenues are paid by Non-Profit Organizations.

The Manager will determine the Management Fee with respect to Net Revenues and Non-Profit Revenue for each fiscal quarter. The Management Fee is payable within ten (10) days following the closing of the Company’s books for each quarter, to the extent of available cash in the Company. To the extent sufficient cash is not available at a payment date, the unpaid portion of the Management Fee will accrue and be paid promptly following the Company’s receipt of cash sufficient to pay the amount in arrears.

F-5

Manager Operations Separate from the Company

The Company will earn revenues from data discovery activities that derive value from the content contained in the Database, such as (i) providing to third parties including but not limited to pharmaceutical and biotechnology discovery companies (collectively, “Customers”), access to the Database for population-level research, and (ii) making available to Customers, directly or through the Manager, contact information for Members who have elected to allow the sharing of such contact information. The Management Agreement indicates that certain activities are not data discovery activities and permits the Manager in its sole discretion to choose to conduct such activities for its own or for its affiliate’s account or for Customers without accounting to the Company for the revenues derived from such activities. Excluded activities are:

●	Communication and member engagement services provided to Customers following a data discovery activity that identifies or provides contact information of members;

●	assisting Customers in collecting longitudinal data of identified members that is at the time of initial collection outside the Database;

●	the offer or sale of value added goods and services to members, whether by the Manager, an affiliate of the Manager or a third party offering goods or services that may be of interest to members;

●	professional services such as scientific consultation or project management; and

●	any and all other activities of the Manager that do not derive direct value from the content of the Database.

Database Development and Intellectual Property License

Pursuant to the Management Agreement, the Manager develops and improves the Database at the Manager’s sole expense. The Manager will own all intellectual property, including U.S. and foreign patents and trade secrets, conceived or discovered by the Manager, solely or jointly, related to the Database (collectively, “Database IP”). Database IP does not include intellectual property rights the Company acquires from collaborations with third parties that obtain Access to the Database (“Collaboration IP”), which Collaboration IP will be owned by the Company.

The Company enjoys a non-exclusive license for the Database IP, which license will continue in perpetuity in the event of termination of the Management Agreement, the Manager ceasing to serve as manager of the Company or the dissolution of the Manager.

Other Intellectual Property

The Manager owns certain trademarks, trade dress, logos, internet domain names, websites and associated software and social media accounts created for the Company. The Company has an exclusive license to all such properties but the Manager has reserved a non-exclusive right to use such properties in connection with its operations that are separate from those of the Company.

Expenses

The Manager is responsible for, and not entitled to reimbursement for, all fees, costs or expenses incurred by it on behalf of the Company in connection with organizing and managing the Company and in connection with the initial offer and sale of the Shares, including printing, travel, filing fees, marketing expenses, legal and accounting fees, and similar fees incurred in connection with the investigation, evaluation, registration, qualification, issuance and sale thereof, such as costs incurred in qualifying for the exemption from registration pursuant to Regulation A under the Securities Act of 1933, as amended (the “Securities Act”) with the Securities and Exchange Commission, including any post-qualification amendments or supplements to the initial Regulation A offering statement (collectively, the “Organizational Expenses”).

The Company is obligated to reimburse the Manager promptly for all Operational Expenses (defined below) advanced by the Manager. Notwithstanding the foregoing, the Manager is not entitled to reimbursement for Operational Expenses paid by the Manager if such Operational Expenses would have been, but for the provisions of the Management Agreement denying reimbursement, accrued by the Company under generally accepted accounting principles on or before March 31, 2020. “Operational Expenses” are all costs and expenses related to the Company’s operations, but excluding the Organizational Expenses, costs to develop Database IP and the Manager’s overhead and compensation related expenses, including compensation and expenses of the officers, directors, employees, auditors, attorneys and other agents of the Manager and fees and expenses for administrative, bookkeeping, clerical and related support services, office space and facilities, utilities, telephone and email of the Manager, all of which are the responsibility of the Manager.

7. Subsequent Events

The Company has evaluated subsequent events through June 8th, 2018, the date these financial statements were available to be issued, and there were no events to report.

F-6

PART III

Index to Exhibits

Item 17 Number	Exhibit
2a	Certificate of Formation of the Company, filed April 23, 2018
2b	Limited Liability Company Operating Agreement, dated April 23, 2018
4a*	Form of Subscription Agreement, including Purchaser Consent and Privacy Policy
6a	Management Agreement, dated April 23, 2018, by and between Luna DNA, Inc. and the Company
11a	Consent of Mayer Hoffman McCann P.C.
12a*	Opinion of Sheppard, Mullin, Richter & Hampton, LLP
13a*	“Testing the waters” materials

* To be filed by amendment

SIGNATURES

Pursuant to the requirements of Regulation A, the issuer certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form 1-A and has duly caused this offering statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Solana Beach, State of California, on                 , 2018.

LunaTrust LLC

By:	Luna DNA, Inc.
Its Manager

By:
Robert Kain Chief Executive Officer

This offering statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

	Chief Executive Officer and Director of Luna DNA, Inc. (Principal Executive Officer)	, 2018
Robert Kain

	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer) and Director of Luna DNA, Inc.	, 2018
David Lewis

	President and Director of Luna DNA, Inc.	, 2018
Dawn Barry